UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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the Securities Exchange Act of 1934

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ON Semiconductor Corporation

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Notice of 2026 Annual Meeting of Stockholders and Proxy Statement

Intelligent technology. Better future.

onsemi™

onsemi.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE Thursday, May 14, 2026	TIME 8:00 a.m. Local Time	LOCATION Principal Executive Offices at 5701 North Pima Road Scottsdale, Arizona 85250	RECORD DATE March 17, 2026

		Board Recommendation	Page Reference
1	To elect seven directors nominated by our Board of Directors	FOR each director nominee	4
2	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR	24
3	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR	52
4	To vote on a stockholder proposal, if properly presented at the annual meeting	NO RECOMMENDATION	58

Stockholders will also consider such other business as may properly come before the ON Semiconductor Corporation (the Company) 2026 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the annual meeting). Only stockholders of record as of the close of business on March 17, 2026 (the record date) are entitled to notice of, and to vote at, the annual meeting.

Your vote is very important to us. As in prior years, most stockholders will receive a notice with information on how to access our proxy materials and vote online. You may vote online or by phone as described in your proxy card or voting instruction form. If you receive a paper copy of our proxy materials, you may also vote by returning the proxy card or voting instruction form included in those materials. Shares cannot be voted by marking, writing on and returning the notice. Even if you plan to attend the annual meeting in person, we encourage you to vote your shares in advance by any of the below methods to ensure that your vote will be represented.

Proxy Voting
ONLINE Go to www.proxyvote.com	PHONE Call toll-free 1-800-690-6903 within the U.S., U.S. territories and Canada	MAIL Sign, date, detach and return a proxy card in the postage-paid envelope provided
We recommend that you review further information on the process for, and deadlines applicable to, voting, attending the annual meeting and appointing a proxy under “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 59 of the proxy statement.

By Order of the Board of Directors,
Hassane El-Khoury
President and Chief Executive Officer

April 2, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2026.
Our proxy statement for the 2026 Annual Meeting of Stockholders and our annual report to stockholders for the fiscal year ended December 31, 2025 are available at
www.onsemi.com/annualdocs.

ON SEMICONDUCTOR CORPORATION
Proxy Statement

onsemi 2026 Proxy Statement     i

CAUTIONARY STATEMENT
This proxy statement includes “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or referenced in this proxy statement could be deemed forward-looking statements, particularly statements about our plans, strategies and prospects. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “anticipates,” “should,” “commitments” or similar expressions, or by discussions of strategy, plans or intentions. All forward-looking statements in this proxy statement are made based on our current expectations, forecasts, estimates and assumptions and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements.

Factors that could cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 9, 2026 (Form 10-K). Many of the assumptions the forward-looking statements are based upon are likely to change after the date the forward-looking statements are made. Further, we may make changes to our business plans that could affect our results. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information, which speaks only as of the date made, except as may be required by law. This proxy statement also contains non-GAAP financial measures. Please refer to the Appendix to this proxy statement for our calculation and reconciliation of certain non-GAAP financial measures and for information regarding certain limitations and considerations regarding the use of non-GAAP financial measures. Website links and other reports referenced in this proxy statement are for convenience only. Information contained in or accessible through such website links and other reports is not incorporated herein and does not constitute a part of this proxy statement.

GLOSSARY OF COMMON TERMS

Abbreviated Term	Defined Term
AI	Artificial Intelligence
AMG	Analog and Mixed-Signal Group
Board	Board of Directors of ON Semiconductor Corporation
CD&A	Compensation Discussion and Analysis section of this proxy statement
Company, onsemi, we or us	ON Semiconductor Corporation
Exchange Act	Securities Exchange Act of 1934, as amended
ESPP	ON Semiconductor Corporation 2000 Employee Stock Purchase Plan, as amended
FASB ASC	Accounting Standards Codification of the Financial Accounting Standards Board
FW Cook	Frederic W. Cook & Co., Inc., independent compensation consultant to our HCC Committee
GAAP	U.S. generally accepted accounting principles
GaN	Gallium nitride
GS Committee	Governance and Sustainability Committee of the Board
HCC Committee	Human Capital and Compensation Committee of the Board
ISG	Intelligent Sensing Group
LTI	Long-term incentive
Nasdaq	The Nasdaq Stock Market LLC
PCAOB	Public Company Accounting Oversight Board
PSG	Power Solutions Group
PwC	PricewaterhouseCoopers LLP, our independent registered public accounting firm
SCT	Summary Compensation Table
SEC	Securities and Exchange Commission
SIP	ON Semiconductor Corporation Amended and Restated Stock Incentive Plan
SiC	Silicon carbide
STI	Short-term incentive
ii     onsemi 2026 Proxy Statement

PROXY STATEMENT SUMMARY
Your proxy is being solicited on behalf of the Board of Directors of onsemi. This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more information regarding our 2025 performance, please review our 2025 annual report to stockholders, which is being made available to stockholders together with these proxy materials on or about April 2, 2026.

2026 Annual Meeting of Stockholders
Date and Time: Thursday, May 14, 2026, at 8:00 a.m., local time

Location: 5701 North Pima Road, Scottsdale, Arizona 85250

Record Date: March 17, 2026

Matters to be Voted On

Items of Business
		Board Recommendation	Page
1	To elect seven directors nominated by our Board of Directors	FOR each director nominee	4
2	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR	24
3	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR	52
4	To vote on a stockholder proposal, if properly presented at the annual meeting	NO RECOMMENDATION	58
	To transact such other business as may properly come before the annual meeting

2025 Performance Highlights
onsemi (Nasdaq: ON) delivers intelligent power and sensing technologies that enable electrification, energy efficiency, safety, and automation across automotive, industrial, and AI data center end‑markets. With a highly differentiated and innovative product portfolio, onsemi helps customers solve complex challenges to achieve higher efficiency, improved performance, and lower system cost, while supporting a safer, cleaner, and more energy‑efficient world.

Key highlights for onsemi in fiscal year 2025 include:

Financial
■ Revenue of $6.0 billion, with PSG, AMG and ISG generating 47%, 38% and 15% of revenue, respectively
■ Automotive and industrial end-markets represent almost 80% of total revenue
■ Aerospace, defense and security revenue grew 70% year-over-year
■ Generated $1.8 billion of cash from operations and $1.4 billion of free cash flow* and achieved record high free cash flow margin of 24% while returning 100% of annual free cash flow to stockholders through share repurchases
■ GAAP operating income of $84.2 million and non-GAAP operating income of $1.1 billion*
■ GAAP gross margin of 33.1% and non-GAAP gross margin of 38.4%*
■ GAAP diluted EPS of $0.29 and non-GAAP diluted EPS of $2.35*

Strategic
■ Treo platform delivered strong growth, doubling number of products year-over-year
■ Introduced vertical GaN (vGaN) technology — first to scale vGaN; began sampling to early-access customers
■ Completed acquisition of SiC Junction Field-Effect Transistor business and gained traction in AI data center
■ Announced partnerships with Schaeffler (EliteSiC-based plug-in hybrid electric vehicle platform) and Nvidia (800 VDC power solutions), as well as collaborations with Innoscience (vGaN power devices) and GlobalFoundries (GaN power devices)

* Reconciliations of GAAP to non-GAAP measures included in the proxy statement are located in the Appendix.
onsemi 2026 Proxy Statement     1

Proxy Statement Summary
Proxy Voting Roadmap

PROPOSAL NO. 1:		Our Board recommends a vote FOR each of our seven director nominees.
Election of Directors	✓

(page 4)

Director Nominees Overview

				Committee Memberships*
Name and Principal Occupation	Age	Director Since	Independent	Audit Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee

Susan K. Carter Former Senior Vice President and Chief Financial Officer, Ingersoll Rand plc (now known as Trane Technologies plc)	67	2020	✓	µ	●
Thomas L. Deitrich President, Chief Executive Officer and Director, Itron, Inc.	59	2020	✓		●	●
Hassane El-Khoury President, Chief Executive Officer and Director, ON Semiconductor Corporation	46	2020
Bruce E. Kiddoo Former Chief Financial Officer, Maxim Integrated Products, Inc.	65	2020	✓	●
Paul A. Mascarenas Former Chief Technical Officer and Vice President of Research & Advanced Engineering, Ford Motor Company	64	2014	✓		µ	●
Gregory L. Waters Former President, Chief Executive Officer and Director, Integrated Device Technology, Inc.	65	2020	✓	●		●
Christine Y. Yan Former President of Asia, Stanley Black & Decker, Inc.	60	2018	✓			µ
● Member    µ Committee Chair

* Our Chair of the Board, Alan Campbell, who is retiring immediately prior to the annual meeting, currently serves as a member of our Audit Committee and our Governance and Sustainability Committee. For committee membership and leadership assignments approved to take effect immediately following the annual meeting, please see page 14.

2 onsemi 2026 Proxy Statement

Proxy Statement Summary

PROPOSAL NO. 2:		Our Board recommends a vote FOR say-on-pay.
Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-on-Pay)	✓

(page 24)

Our Board recommends that stockholders vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3:		Our Board recommends a vote FOR ratification of PwC as our auditor for 2026.
Ratification of Selection of Independent Registered Public Accounting Firm	✓

(page 52)

The Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2026. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of onsemi and our stockholders.

PROPOSAL NO. 4:	Our Board makes NO RECOMMENDATION regarding the stockholder proposal.
Stockholder Proposal

(page 58)

We received a stockholder proposal requesting that the Board take steps to provide for simple majority voting on all matters submitted to stockholders for a vote. The Board has determined not to make a voting recommendation with respect to this stockholder proposal.
onsemi 2026 Proxy Statement     3

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal No. 1: Election of Directors
Our Board recommends a vote “FOR” each of the seven director nominees named below.

Our directors are elected annually as provided in our bylaws. Once elected, directors hold office until their terms expire at the next annual meeting of stockholders and their successors are elected (or, if earlier, upon the director’s death, resignation or removal).

The Board regularly assesses its size and composition and the skill sets of each director to ensure an appropriate range of diverse perspectives, viewpoints, backgrounds and skills in light of our current and future business objectives and the evolving nature of our product offerings and technology in the highly competitive semiconductor industry.

Our Board currently consists of eight directors, each of whom was elected at our 2025 annual meeting of stockholders with the term of each director expiring at the annual meeting. On November 4, 2025, Alan Campbell provided notice to us of his intent to retire from the Board and its committees effective at the end of his current term, which expires immediately prior to the annual meeting. Considering Mr. Campbell’s retirement from the Board and the cohesion and diverse mix of viewpoints among the current Board members, our Board, upon recommendation of the GS Committee, has decided to decrease the size of the Board from eight directors to seven directors, effective as of the annual meeting, renominating each of the other current directors — Messrs. Deitrich, El-Khoury, Kiddoo, Mascarenas and Waters, Ms. Carter and Ms. Yan — for election to a new term. If elected, each of these seven director nominees will serve a term beginning at the annual meeting and expiring at our 2027 annual meeting of stockholders and until the election of his or her successor.

Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The designated proxies intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the Board, or the Board may choose to reduce its size.

4     onsemi 2026 Proxy Statement

The Board of Directors and Corporate Governance
Our Director Nominees

Information about our Director Nominees

Set forth below is biographical information about each director nominee, which is intended to highlight each nominee’s particular strengths. An individual director nominee may have other skills, experiences and qualifications not highlighted. Our Board believes that it is important that the following skills, experience and qualifications are represented on our Board because of their particular relevance to our business. In addition to the specific qualifications described below, we believe that each director nominee has the business acumen and sound judgment required for the proper functioning of our Board and the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top.” Most of our directors also have significant experience on other public company boards, which we believe broadens their knowledge of board processes, issues and solutions.

Key to Relevant Skills and Qualifications	Semiconductor /Technology	Public Company Management	International
	Manufacturing	Finance	Compliance
	Enterprise Risk Management (ERM)	Mergers and Acquisitions	Government Relations
	Environmental, Social and Governance (ESG)	Sustainability/Climate	Information Security
	AI	Marketing

onsemi 2026 Proxy Statement     5

The Board of Directors and Corporate Governance

SUSAN K. CARTER
Age 67 Director since 2020 Other Public Company Boards: •Amcor plc •Stanley Black & Decker, Inc.	Career Highlights
■ Ingersoll Rand plc (now known as Trane Technologies plc), 2013 – 2020
— Senior Vice President and Chief Financial Officer

■ KBR, Inc., 2009 – 2013
— Executive Vice President and Chief Financial Officer

■ Lennox International, Inc., 2004 – 2009
— Executive Vice President and Chief Financial Officer

Other Board Experience
■ Pursuit Aerospace

■ Air Products and Chemicals, Inc., 2011 – 2021

Relevant Skills and Qualifications

■ Experience as chief financial officer of a publicly held industrial company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance
■ Significant experience in manufacturing, automotive, aerospace, defense and engineering and construction industries
■ Extensive experience in accounting and financial reporting, international business, mergers and acquisitions, investor relations, information technology, finance and capital management, government relations and ESG matters

THOMAS L. DEITRICH
Age 59 Director since 2020 Other Public Company Boards: •Itron, Inc.	Career Highlights
■ Itron, Inc. (an energy and water resource management technology company), 2015 – Present
— President, Chief Executive Officer and Director, 2019 – Present
— Chief Operating Officer, 2015 – 2019

■ Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2006 – 2015
— Senior Vice President and General Manager

Other Board Experience

■ National Electrical Manufacturers Association

■ Ferric, Inc., 2016 – 2020

Relevant Skills and Qualifications

■ Experience as chief executive officer of a publicly held technology company
■ Extensive experience in product management, research and development, supply chain management, business development and sales
■Significant management experience and relevant knowledge in semiconductor and industrial markets served
■Significant mergers and acquisitions and global experience

6     onsemi 2026 Proxy Statement

The Board of Directors and Corporate Governance

HASSANE EL-KHOURY
Age 46 Director since 2020	Career Highlights
■ ON Semiconductor Corporation, December 2020 – Present
— President, Chief Executive Officer and Director

■ Cypress Semiconductor Corporation (acquired by Infineon Technologies AG), 2007 – 2020
— President, Chief Executive Officer and Director, 2016 – 2020
— Executive Vice President, Programmable Systems Division, 2012 – 2016
— Senior Director of Automotive Business Unit, 2010 – 2012
— Senior Business Development Manager, 2008 – 2010
— Staff Application Engineer, 2007 – 2008

Other Board Experience

■ Leia Inc.

■ Sakuú Corporation, 2020 – 2023

Relevant Skills and Qualifications

■ Experience as chief executive officer of a publicly held semiconductor company
■ Extensive experience in the semiconductor and automotive industries
■Significant management and product development experience
■Significant mergers and acquisitions and global experience

BRUCE E. KIDDOO
Age 65 Director since 2020 Other Public Company Boards: •Western Digital Corporation	Career Highlights
■ Maxim Integrated Products, Inc., 2007 – 2019
— Chief Financial Officer

■ Broadcom Corporation, 1999 – 2007
— Vice President and Acting Chief Financial Officer, 2006 – 2007
— Vice President, Finance and Corporate Controller
— Controller, Broadband Communications

Other Board Experience

■ San Onofre Parks Foundation

Relevant Skills and Qualifications

■ ■ Extensive experience in the semiconductor industry and with mergers and acquisitions
■ ■ Experience as chief financial officer of a publicly held semiconductor company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

onsemi 2026 Proxy Statement     7

The Board of Directors and Corporate Governance

PAUL A. MASCARENAS
Age 64 Director since 2014 Other Public Company Boards: •Aebi Schmidt Group •Neo Performance Materials Inc.	Career Highlights
■ Ford Motor Company, 1982 – 2014
— Vice President of Research & Advanced Engineering and Chief Technical Officer,
2011 – 2014
— Vice President of Engineering, 2007 – 2011
— Vice President, North American Vehicle Programs, 2005 – 2007
— Various positions in product development, program management and business leadership, 1982 – 2005

Other Board Experience
■ The Shyft Group (merged with Aebi Schmidt Group), 2018 – 2025

■ United States Steel Corporation (acquired by Nippon Steel Corporation), 2016 – 2025

■ BorgWarner, Inc., 2018 – 2022

■ FISITA – The International Federation of Automotive Engineering Societies, 2012 – 2021

■ British-American Business Council, Michigan Chapter, 2015 – 2021

■ Society of Automotive Engineers International, 2018 – 2021

■ Mentor Graphics, 2015 – 2017

Relevant Skills and Qualifications

■ Extensive experience in technical strategy, planning and research and development ■ Leadership and strategic planning expertise in automotive industry ■ Significant corporate governance experience

GREGORY L. WATERS
Age 65 Director since 2020	Career Highlights
■ MatrixSpace, Inc. (an AI software company), 2019 – Present
— Founder

■ Integrated Device Technology, Inc. (acquired by Renesas Electronics Corporation),
 2014 – 2019
— President, Chief Executive Officer and Director

■ Skyworks Solutions, Inc., 2003 – 2012
— Executive Vice President

Other Board Experience
■ Cyxtera Technologies, Inc. (acquired by Brookfield Infrastructure Partners L.P.), 2021 – 2024

■ Mythic Inc., 2020 – 2023

■ Sierra Wireless, Inc. (acquired by Semtech Corporation), 2020 – 2023

■ Mellanox Technologies Ltd. (acquired by NVIDIA Corporation), 2018 – 2020

■ Sand 9 Inc. (acquired by Analog Devices Inc.), 2011 – 2014

Relevant Skills and Qualifications

■ Extensive experience with device technology companies
■ Experience as chief executive officer of a publicly held technology company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

8     onsemi 2026 Proxy Statement

The Board of Directors and Corporate Governance

CHRISTINE Y. YAN
Career Highlights
■ Stanley Black & Decker, Inc., 1989 – 2018
— Vice President, Integration, January 2018 – November 2018
— President, Asia, 2014 – January 2018
— President, Stanley Storage and Workspace Systems, 2013 – 2014
— President, Americas, Stanley Engineered Fastening, 2008 – 2013
— President, Global Automotive, Stanley Engineered Fastening, 2006 – 2008
— Various roles in sales and marketing, engineering and research and development, 1989 – 2006

Relevant Skills and Qualifications

■ Extensive commercial, technology and operations management experience, including as member of senior management team of a Fortune 500 company
■ Deep experience running global businesses, especially emerging markets
■ Significant mergers and acquisitions experience
■ Extensive management experience in the automotive, industrial and consumer markets
■ Experience in corporate governance for both public and private companies

Age 60
Director since 2018 Other Public Company Boards: •Ansell Limited •Cabot Corporation •Modine Manufacturing Company

Additional information regarding our Board, its committees, director compensation and our corporate governance practices may be found immediately following this Proposal.

Vote Required to Elect Seven Directors Nominated by our Board of Directors

In an uncontested election (meaning, the number of nominees does not exceed the number of open seats), each director nominee must receive a majority of the votes cast by holders of shares entitled to vote at the annual meeting in order to be duly elected. This means that the number of votes cast “FOR” such director must exceed the number of votes cast “AGAINST” such director. Abstentions and broker non-votes are not treated as votes cast and, therefore, have no effect on the outcome of the election of any director nominee. For information regarding the voting standard in a contested election, please see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”
onsemi 2026 Proxy Statement     9

The Board of Directors and Corporate Governance
Overview of our Corporate Governance Practices
Our Board has adopted corporate governance practices designed to aid the Board and management in the fulfillment of their duties and responsibilities to our stockholders. The following chart highlights certain corporate governance practices, many of which are discussed in greater detail elsewhere in this proxy statement.

	WHAT WE DO		WHAT WE DO NOT DO
✓	Independent Board Chair: We separate the roles of Chief Executive Officer (CEO) and Chair of the Board to reinforce the Board's independence from management.	☒	No Classified Board: All of our directors are elected by our stockholders on an annual basis using a majority voting standard for uncontested elections.
✓
Annual Committee, Board and Individual Director Evaluations: Each committee and the Board as a whole conduct a self-evaluation at least annually, and each director’s individual performance is evaluated annually by other directors.
☒
No Burdensome Director Removal Restrictions: Our stockholders have the authority to remove any director from office with or without cause by the affirmative vote of holders of a majority of the shares then entitled to vote in the election of directors.

✓
Stockholder Proxy Access: We permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.
		☒	No Tax Gross-ups: We do not provide excise tax gross-ups to our named executive officers (our NEOs) or any tax gross-ups on any executive programs or perquisites.
✓
Robust Stock Ownership Guidelines: To align the interests and objectives of our directors, executive officers and stockholders, we have established robust guidelines for our stock ownership and retention.
		☒	No “Single-Trigger” Change in Control Arrangements: None of our NEOs will receive payments solely on account of a change in control.
✓
Conduct-based Clawback Policy: In addition to our Dodd-Frank clawback policy, we have a conduct-based clawback policy that allows us to recoup compensation awards paid to NEOs and other employees if the individual engages in intentional misconduct or certain acts detrimental to our interests.
☒
No Hedging or Pledging: Certain company insiders, including our NEOs and directors, are prohibited from engaging in hedging transactions with our stock and from pledging our stock as collateral for a loan. All other employees are also encouraged to adhere to these rules.

Corporate Governance Framework

Our Board has adopted Corporate Governance Principles, which, together with our certificate of incorporation, bylaws, and committee charters, form the framework for our governance practices. The GS Committee reviews these principles at least annually to assess their continued appropriateness in light of any new regulatory requirements and evolving governance practices. After this review, the GS Committee recommends any proposed changes to the Corporate Governance Principles to the Board for its consideration and approval.

The Role of the Board and Management

Our business is conducted by our employees and officers, under the direction of the CEO and the oversight of the Board, with the goal of enhancing long-term value for our stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including our employees, recruits, customers, suppliers, creditors, onsemi communities, government officials and the public at large.

Board Leadership Structure

We currently separate the roles of CEO and Chair of the Board. Our Board believes that, at this time, this leadership structure best serves the interests of our Company and our stockholders by clearly allocating responsibilities between the two roles. Our President and CEO, Mr. El-Khoury, is primarily responsible for managing the day-to-day business of our Company and developing and implementing our business strategy with the oversight of, and input from, the Board. Our Chair is primarily responsible for leading the Board in its responsibilities of providing guidance to, and oversight of, management. Our Chair works closely with our CEO and Chief Legal Officer to set the agendas for meetings, facilitate information flow between the Board and management and gain the benefit of the CEO’s company-specific knowledge and expertise. The Board also believes its risk oversight processes, as described in greater detail below under “Role of the Board in Risk Oversight,” are well supported by the current Board leadership structure.
10     onsemi 2026 Proxy Statement

The Board of Directors and Corporate Governance

Mr. Campbell currently serves as our Chair. In light of Mr. Campbell’s retirement effective immediately prior to the annual meeting, the Board has appointed Mr. Deitrich, another independent director, to succeed him in the role as our Chair effective at the annual meeting, assuming Mr. Deitrich’s reelection. The Board carefully considered several factors, including existing time commitments, before selecting Mr. Deitrich to serve as our next Chair.

Functions of the Board

The Board has at least four regularly scheduled meetings per year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues. The Board may choose to schedule additional meetings in accordance with our bylaws. In addition to general oversight of management, the Board, acting directly or through its various committees, also performs specific functions, including, among other things: (i) selecting, evaluating and compensating the CEO and other senior executives and overseeing CEO and other senior executive succession planning; (ii) reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) providing oversight for our ERM Program, including risk management assessments and mitigation processes; (iv) ensuring that processes are in place for maintaining the integrity of the Company, including the integrity of our financial statements, compliance with applicable law and ethical standards, relationships with customers and suppliers and relationships with other stakeholders; (v) reviewing and discussing the performance of the Company, its plans and prospects and any material issues facing the Company; and (vi) performing such other functions as required by our bylaws or applicable laws, regulations or listing standards.

Code of Business Conduct

We have adopted a Code of Business Conduct, which sets forth principles of ethical and legal conduct to be followed by our directors, officers and employees. As described in greater detail below under “Ethics and Compliance Program,” this code requires anyone who reasonably believes or suspects that any director, officer or employee has violated the code, company policy or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer, either directly or anonymously. Amendments to, or waivers of, our Code of Business Conduct regarding our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be published promptly on our website at www.onsemi.com.

Availability of Corporate Governance Materials

You may access our Corporate Governance Principles, our Code of Business Conduct, and the charters for each of our Audit, GS, and HCC Committees in the Investor Relations section of our website at www.onsemi.com, or a paper copy of each of these (and of our certificate of incorporation and our bylaws) is available upon request by: (i) writing to Investor Relations and Corporate Development, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; (ii) calling our Investor Relations Department at (602) 244-3437; or (iii) emailing your request to investor@onsemi.com.

onsemi 2026 Proxy Statement     11

The Board of Directors and Corporate Governance
Board Composition and Director Qualifications
Our Board regularly reviews and assesses its composition to evaluate the right mix of experience, qualifications, skills and tenure. We strive to have a Board representing a wide range of experiences in areas that are relevant to our global activities. In particular, we value international business experience and, as such, our directorship mix reflects that emphasis. The Board is committed to balancing the experience, tenure and refreshment of its members.

Our Seven Director Nominees at a Glance

Age Distribution	Gender	Tenure Distribution

Our director nominees as a group have a balance of tenure (average tenure of approximately 7.1 years) and age (average age of 61 years) that we believe provides our Board with an effective mix of experience and fresh perspectives. All director nominees are below our mandatory retirement age of 75. We have one director nominee who is Asian and two female nominees. The Board will continue to evaluate from time to time the composition of the Board, including any director candidate who may complement the knowledge, skills and experience possessed by our director nominees, to ensure that the composition of the Board appropriately reflects changes in our evolving business.

Director Nominee Qualifications

The GS Committee is required to develop and periodically review criteria for nominees for director. When the GS Committee considers diversity, as it did in connection with the Board’s 2025 self-evaluation process, it considers diversity of perspectives, backgrounds and skills, as it deems appropriate. Among other matters, the GS Committee may consider the following nomination criteria regarding Board membership:

•the appropriate size of the Board;
•a nominee’s knowledge, skills and experience, including, without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, cybersecurity, AI, sales and marketing, corporate governance and compliance and intellectual property;
•the needs of the Company with respect to particular skills and experience;
•a nominee’s experience leading and supporting sustainability initiatives and civic responsibility;
•a nominee’s independence as defined in Nasdaq and SEC rules and regulations;
•a nominee’s age and tenure; and
•the desire to balance the benefit of continuity with the periodic injection of fresh perspectives provided by new Board members.

The Board’s goal is to assemble a complementary slate of directors who bring together a variety of perspectives and skills derived from high-quality business and professional and personal experiences. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the GS Committee decides not to re-nominate a member for re-election or determines to replace that director or if the Board considers increasing the size of the Board, the Board identifies the desired skills and experience for a new nominee in light of the composition of the Board and criteria described above. Pursuant to its charter, if a stockholder nominates a director in accordance with the director nomination procedures described in the
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bylaws, the GS Committee will consider that nomination and evaluate such stockholder nomination in the same manner as it evaluates other nominees. Additionally, certain eligible stockholders may include one or more director nominees in our proxy statement without the GS Committee’s approval of such nominees, provided that the stockholders comply with certain disclosure requirements and notification procedures as described in greater detail in our bylaws.

Board Independence and Related Party Transactions

Independence Determination

Our Corporate Governance Principles require that we seek to have, at a minimum, a majority of independent directors to comply at all times with relevant and applicable SEC, Nasdaq and other rules and regulations. Currently, the Board has affirmatively determined that each member of our Board, other than our President and CEO, Mr. El-Khoury, is an independent director under Nasdaq listing standards. The Audit, HCC and GS Committees are composed entirely of independent directors and each member of the Audit and HCC Committees qualifies as independent under the Nasdaq listing standards for independence specific to that particular committee.

Transactions and Relationships Considered in Independence Determinations

To determine independence, the Nasdaq listing standard’s definition of independence employs a series of objective tests, which include that the director is not an onsemi employee and that the director must not have engaged in certain types of business dealings with us. Additionally, the Board must make a subjective determination that no relationship exists with respect to each non-employee director which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making such determinations, the Board reviewed and discussed information provided by each individual who served as a director during 2025 and our Legal Department with regard to each director’s business and other outside activities as they may relate to onsemi and our management. This information included commercial transactions that we entered into, or proposed entering into, in fiscal year 2025 with Itron, Inc., Stanley Black & Decker, Western Digital Corporation, Lumentum Holdings Inc. and the Semiconductor Industry Association. Certain of our non-employee directors or their immediate family members have relationships with these companies. We consider each of these transactions to be at arm's length and in the ordinary course of business and, as discussed in greater detail below, none were determined to be related party transactions requiring disclosure under SEC rules or impairing independence. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that each of our current non-employee directors, six of whom are standing for re-election to our Board, is independent.

Related Party Transactions

We have a written policy on related party transactions to which all employees and our non-employee directors are required to adhere. This policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has or will have a direct or indirect material interest. Our related party transaction policy defines “related party” more broadly than SEC rules. As set forth in the Audit Committee’s charter, certain related party transactions are submitted to the Audit Committee (or another independent body of the Board) for review and oversight. In addition, all related party transactions must be reviewed by our Finance Department, in conjunction with our Legal Department, for potential conflict of interest situations and related matters on an ongoing basis. When review and oversight by the Audit Committee (or other independent body) is required, the reviewing body must be provided the details of such transactions, including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to onsemi and to the other party. Our internal review process seeks to ensure that any related party transaction is conducted on an arm’s length basis and on terms that are fair and in the best interests of our stockholders. Since January 1, 2025, there have been no related party transactions required to be reported under SEC rules.

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Board and Committee Meetings and Attendance
The Board met seven times in 2025, and its committees, including any special committees, held a total of 24 meetings. In 2025, each director attended at least 75% of all meetings of the Board and any committees on which he or she served. While we do not have a formal policy requiring director attendance at annual meetings, our practice is to schedule Board and committee meetings on the same day in order to facilitate director attendance at the annual meeting. Aside from Mr. Deitrich, all of our directors who were serving at the time of the 2025 annual meeting of stockholders attended that meeting.

Committees of the Board
Our Board currently has four standing committees, with membership as follows:

Director	Audit Committee	Executive Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee
Alan Campbell (retiring)	✓	Chair	✓
Susan K. Carter	Chair		✓
Thomas L. Deitrich			✓	✓
Hassane El-Khoury		✓
Bruce E. Kiddoo	✓
Paul A. Mascarenas		✓	Chair	✓
Gregory L. Waters	✓			✓
Christine Y. Yan				Chair

As the size of our Board will decrease by one with Mr. Campbell’s retirement just prior to the annual meeting, our Board has approved the following Board committee and leadership assignments to be effective immediately following the annual meeting, assuming that each of our seven director nominees is reelected:

Director	Audit Committee	Executive Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee
Susan K. Carter	Chair		✓
Thomas L. Deitrich	✓	Chair		✓
Hassane El-Khoury		✓
Bruce E. Kiddoo	✓		✓
Paul A. Mascarenas		✓	✓	Chair
Gregory L. Waters	✓			✓
Christine Y. Yan			Chair	✓

Each of our Board’s standing committees has a formal written charter, and copies of the charters for the Audit, HCC and GS Committees are available in the Investor Relations section of our website at www.onsemi.com. The Audit, HCC and GS Committees review their charters at least annually. Below is an overview of the functions served by each standing committee, including highlights from that committee’s charter.

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AUDIT COMMITTEE
10 meetings in 2025

Primary Responsibilities
■ Monitor the integrity of the Company’s corporate accounting and financial reporting processes and the audits of financial statements
■ Appoint, determine funding for and oversee our independent registered public accounting firm
■ Review the independence, qualifications and performance of our internal and independent auditors
■ Pursuant to SEC rules, establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters
■ Discuss with management the Company’s major financial risk exposures and processes in place to monitor and control such exposures
■ Review insurance coverage for directors and officers and make recommendations to the Board with respect to such insurance
■ Oversee the Company’s cybersecurity posture and actions remediating any issues related to the protection or privacy of the Company’s data
■ Review and oversee related party transactions in accordance with applicable securities laws
■ Review, discuss and recommend the Company’s quarterly and annual audited financial statements for inclusion in the Company’s quarterly reports and annual report, respectively
■ Periodically review the tax strategy of the Company
■ Oversee the effectiveness of the Company’s legal compliance policies and programs, as well as the handling of (i) any known material non-compliance with applicable regulations and (ii) other legal and regulatory matters that may have a material impact on the Company’s finances or compliance policies
■ Provide guidance for the Company’s ERM Program and review and oversee the Company’s ethics and compliance program

Members: Susan K. Carter, Chair Alan Campbell (retiring) Bruce E. Kiddoo Gregory L. Waters

As required by SEC rules, the Audit Committee prepares a report that is included in our proxy statement. This report may be found immediately following Proposal No. 3.

The Board has determined that each director who served on the Audit Committee during 2025 and each current member is independent within the meaning of applicable SEC rules and Nasdaq listing standards for director independence generally and for audit committee service specifically. The Board determined that all directors who served on the Audit Committee during 2025 were financially literate under the current Nasdaq listing standards and that all four current members of this committee — Alan Campbell, Susan K. Carter, Bruce E. Kiddoo and Gregory L. Waters — plus Thomas L. Deitrich, who is expected to join it after the annual meeting, meet the qualifications of an “audit committee financial expert” under SEC rules and similar financial sophistication rules of Nasdaq listing standards.

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GOVERNANCE AND SUSTAINABILITY COMMITTEE
5 meetings in 2025

Primary Responsibilities
■ Identify individuals qualified to become Board members, including through a professional search firm engaged from time to time
■ Consider and make recommendations with respect to Board and committee composition and size
■ Monitor the process to assess Board effectiveness and oversee evaluation of the Board and its committees
■ Develop and implement the Company’s Corporate Governance Principles
■ Develop and periodically review criteria for nominees for director
■ Oversee the director orientation program and others designed to improve directors’ understanding of the Company
■ Oversee climate-related and sustainability-related initiatives and other Company actions associated with the environment
■ Review and oversee matters related to environmental, health and safety, and sustainability topics and related Code of Business Conduct provisions
■ Oversee succession planning for the CEO and coordinate with the HCC Committee regarding potential succession candidates identified internally

Members: Paul A. Mascarenas, Chair Alan Campbell (retiring) Susan K. Carter Thomas L. Deitrich
The Board has determined that each member of the GS Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards.

HUMAN CAPITAL AND COMPENSATION COMMITTEE
6 meetings in 2025

Primary Responsibilities
■ Discharge the Board’s responsibilities relating to the application of compensation policies and all elements of the compensation of our non-employee directors, the CEO and other key officers
■ Administer the Company’s equity-based plans, all other STI and LTI plans and all deferred compensation programs
■ Review and approve, or recommend to the Board for approval, any employment agreement with the CEO or any other senior executive
■ Retain or terminate any compensation consultants or other advisors, or obtain the advice of such persons in accordance with applicable securities laws and Nasdaq rules, to assist in the discharge of its duties; and approve the fees paid to such consultants or advisors
■ Develop policies and procedures for (i) succession planning for senior executives aside from the CEO and (ii) the development of certain senior executives identified as potential CEO succession candidates
■ Oversee compensation risk management
■ Oversee our Investment Committee, which is tasked with duties and responsibilities related to retirement benefit plans offered to our employees based in the U.S.
■ Oversee human capital policies
■ Administer and monitor the Company’s incentive compensation recovery policies and monitor compliance with such policies

Members: Christine Y. Yan, Chair Thomas L. Deitrich Paul A. Mascarenas Gregory L. Waters

As required by SEC rules, the HCC Committee prepares a report that is included in our proxy statement. This report may be found immediately following the CD&A.

The Board has determined that each member of the HCC Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards for director independence generally and for compensation committee service specifically.

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EXECUTIVE COMMITTEE
3 meetings in 2025

Primary Responsibilities
■ Exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business and affairs of the Company (subject to legal limitations), excluding the following matters:
■ Any matters expressly delegated to other committees
■ Making any changes to the Company’s certificate of incorporation or bylaws
■ Approving the merger, consolidation, or dissolution of the Company or the sale of substantially all of its assets
■ Causing the Company to declare any dividends
■ Amending or repealing any resolution of the Board which, by its express terms, is not so amendable or repealable
■ Appointing other committees of the Board or the members of such committees or amending or revising their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law)
■ Appointing or removing the Chair of the Board, the President or the CEO
■ Authorizing (i) any single purchase or related series of transactions relating to an acquisition, (ii) any single sale or related series of transactions relating to a disposition, or (iii) any investment transactions or other strategic Company actions, in which the consideration expended or received by the Company exceeds $100 million

Members: Alan Campbell, Chair (retiring) Hassane El-Khoury Paul A. Mascarenas

Annual Board and Committee Self-Evaluations
Process and Principles

The Board believes that having good governance principles and practices improves the effectiveness of the Board and contributes to the creation of stockholder value. To measure its own performance against such principles and practices and to identify and act on areas for improvement, the Board and each of its committees perform an annual self-evaluation. The GS Committee is charged with overseeing these self-evaluations and, in 2025, the GS Committee used the following process to conduct the Board’s self-evaluation:

In the Board self-evaluation process, topics and questions for 2025 were grouped into seven categories:

•Strategy	•ERM
•Culture of Compliance and Ethics	•Mergers and Acquisitions
•Executive Evaluation and Succession Planning	•Financial Reporting and Other Disclosures
•Corporate Governance

Prior to launching this process, the GS Committee and the Board consider the tools, processes, topics and questions for the self-evaluation as warranted, including whether to retain an independent third party to facilitate the Board’s self-evaluation. In 2025, similar to prior years, the committee self-evaluation results were sent to the respective committee chair, each of whom led the discussions for his or her committee with the full Board in executive session.

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Peer-to-Peer Director Evaluations

The Board believes that each of our directors can and does benefit from candid feedback received from fellow directors about his or her individual performance. Accordingly, we conduct annual peer evaluations to obtain information about each director’s individual performance, contributions and effectiveness. These director peer evaluations are critical tools that promote board collaboration, improve the skills and perspectives of our directors and allow them to receive constructive feedback from respected colleagues.

Role of the Board in Risk Oversight
While management is responsible for our day-to-day risk management, the Board plays an ongoing and active role in risk oversight by regularly reviewing and discussing with management areas of material risk and mitigation measures being taken to address such risks. During the 2025 fiscal year, the Board and its committees regularly discussed, among other things, key strategic, operating, legal and compliance, cybersecurity, workforce, AI and financial risks. While the Board has primary responsibility for risk oversight, each of its committees supports this effort by regularly addressing risks in its respective areas of oversight. Specifically, the Audit Committee’s charter requires the Audit Committee to discuss with management our major financial and cybersecurity risk exposures. The Audit Committee also has primary oversight over the ERM Program and provides guidance to the Board regarding its risk oversight responsibilities. In addition, the HCC Committee’s charter requires it to consider and discuss with management whether compensation arrangements for our employees incentivize unnecessary and excessive risk-taking and, in designing our compensation programs and structuring awards, the HCC Committee considers the likelihood of undue risk-taking and the impact that such compensation decisions may have on our risk profile. The chair of the relevant committee then reports on risk discussions to the full Board to the extent appropriate. This combination of direct Board and targeted committee oversight is intended to ensure a thorough assessment and foster a fulsome discussion between management and the Board of risks we face.

Risk Evaluations. As part of its review of our areas of material risk, the full Board meets with representatives from the ERM Program annually to discuss areas of material risk in light of our strategy and evolving business plans. Individuals from across all functional groups within onsemi are interviewed by representatives of the ERM Program to both identify and prioritize the most pressing and material risks we face. These interviews include risk evaluation and assessment as a matter of course. At least annually, our Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion. Comprehensive risk analysis is a significant part of such planning.

Cybersecurity Risk Management. As cybersecurity and data protection are key components of our long-term strategy, management and the Board consider and evaluate the risk of cybersecurity breaches and vulnerabilities and how best to mitigate such risks. Under its charter, the Audit Committee has the responsibility for overseeing our cybersecurity posture, risk assessment, reporting, strategy and mitigation and making recommendations as to how to address and resolve any breaches or issues related to the protection or privacy of our data. The Audit Committee receives regular reports from our Internal Audit Department on internal audit matters and receives reports at least quarterly from our Chief Information Officer and/or Chief Information Security Officer and our Chief Privacy Officer on information security and data privacy and protection, including trends in cyber threats and the status of initiatives intended to bolster our security systems and employees’ cyber readiness. The Audit Committee reports to the full Board on these risk discussions as appropriate.

As of the date of this report, we have not identified any risks from cybersecurity threats (including any previous cybersecurity incidents or third-party information security breaches) that have materially affected the Company, our business strategy our results of operations or our financial condition during the last three years. Additional information regarding our cybersecurity risk management program can be found in our 2025 annual report to stockholders.

Ethics and Compliance Program
We strive to comply with applicable laws and have adopted policies and practices that foster an ethical and compliant culture. To that end, as a separate and independent function under the organizational structure of our Legal Department, we have established an ethics and compliance program designed to prevent, detect and respond to unethical or illegal conduct and promote an organizational culture of integrity, accountability and compliance with the law. With oversight by the Audit Committee of the Board, the program is integrated across all levels of the organization on a worldwide basis. A key objective of our ethics and compliance program is to promote an organizational culture of integrity, accountability and workplace respect that aligns with our core values and supports ethical conduct and legal compliance. All reported
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concerns regarding violations of our Code of Business Conduct, related policies and procedures, or applicable laws and regulations are evaluated, investigated and remediated, as appropriate.

We have also established reporting channels for external parties to raise ethics and compliance concerns regarding our employees, directors and other third parties doing business with us.

Reports may be submitted directly or anonymously, where permitted by law, through our ethics and compliance reporting channels, including our global Helpline (helpline.onsemi.com), as described in our Code of Business Conduct.

We do not tolerate retaliation of any kind against individuals who, in good faith, raise concerns or assist in an investigation.

Corporate Responsibilities
In addition to the information contained in this proxy statement, we publish an annual Sustainability Report detailing onsemi’s ESG and sustainability initiatives, accomplishments and objectives. The Sustainability Report is available on our website at www.onsemi.com. We expect to publish our next annual Sustainability Report in June of 2026. Although we reference our website and Sustainability Reports in this proxy statement, information contained or referenced on the website and in our Sustainability Reports is not a part of, and not incorporated into, this proxy statement.

Given the ESG goals that we have set for ourselves (as discussed in greater detail below), we have Board-level oversight and support for our ESG initiatives. Under its charter, our GS Committee has the primary responsibility of overseeing matters related to ESG, except for any ESG initiatives that are expressly assigned to another committee. Under its charter, the HCC Committee has the responsibility of overseeing our policies and strategies regarding human capital.

Below are a few of the highlights of our social and sustainability practices and policies:

•Responsible Business Alliance Member and RBA Code of Conduct: We are a full member of the Responsible Business Alliance (the RBA), an international industry organization committed to supporting workers’ rights, and have adopted the RBA Code of Conduct (the RBA Code) covering labor, the environment, health and safety, ethics and management systems.
•Responsible Minerals Initiative – Full Member: As a full member of the Responsible Minerals Initiative, we are required to take heightened measures beyond the requirements under U.S. and European Union regulations to help ensure responsible sourcing within our supply chains.
•Human Rights Policy and UN Global Compact: Our Human Rights Policy, which applies to all of our employees and suppliers, codifies our commitment to social justice, environmental stewardship, anti-corruption, and the prevention of human trafficking, child labor and related human rights violations. Additionally, we are a signatory to the United Nations Global Compact, which requires signatories to commit to 10 principles covering human rights, the environment, anti-corruption and related matters.
•Social Impact through Giving and Volunteering Programs: We encourage social responsibility and charitable giving through our social impact initiatives, which include a paid employee volunteer program and our “Giving Now” program. Giving Now provides our employees with an opportunity to support charitable organizations and educational institutions through company-matched donations. Additionally, we support other charitable initiatives (such as disaster relief efforts and strategic support for Science, Technology, Engineering and Math education) through grants.
•Global Recognition: Examples of recent social and sustainability-related accomplishments and recognition include:
◦Barron’s 100 Most Sustainable Companies in the U.S. for the eighth consecutive year;
◦EcoVadis “Silver” score for corporate social responsibility management quality (Top 6% - manufacture of electronic components and boards industry);
◦ISS “Prime” designation for ESG performance;
◦ESG “A” rating by MSCI; and
◦a risk rating score from Sustainalytics indicating strong ESG risk management.
•Environmental Sustainability: In 2021, we established the goal of achieving net zero emissions by 2040. Achieving our near-term targets is a milestone on our ambitious path that we believe would put onsemi ahead of the timeline established by the Paris Agreement in reducing greenhouse gas (GHG) emissions. The plan for this goal is expected to be accomplished by prioritizing the deep decarbonization of our operations through approaches such as swaps of selected high “global warming potential” process gases prior to purchasing certified carbon removal and offsets, as well as adopting energy conservation and efficiency measures prior to making
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investments in renewable energy. Through these activities, we are working towards a pathway to net zero that also enables operational resilience, cost efficiency, and, therefore, value creation.
•Science-based Target Initiative (SBTi): We received SBTi validation of our near term Science Based Targets in December 2024, followed by a public announcement in February 2025. The approval of our near term Science Based Targets reinforces our commitment to reduce GHG emissions, helping to ensure that our sustainability initiatives are both credible and measurable.
•Supply Chain Responsibility: We require all key suppliers to complete an annual supplier assessment questionnaire using the social responsibility tenets outlined in the RBA Code. Key suppliers are also required to sign a statement of conformance to the onsemi Corporate Social Responsibility Statement, the RBA Code and the onsemi Code of Business Conduct.

For more information regarding our corporate responsibilities, please see our most recent Sustainability Report, which is available at www.onsemi.com.
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2025 Compensation of Directors
The table below summarizes total compensation paid to or earned by each of our non-employee directors for service during 2025.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Alan Campbell (3)	262,500	225,004	487,504
Susan K. Carter	138,695	225,004	363,699
Thomas L. Deitrich	112,500	225,004	337,504
Bruce E. Kiddoo	110,000	225,004	335,004
Christina Lampe-Önnerud (4)	180,451	—	180,451
Paul A. Mascarenas	83,332	266,802	350,134
Gregory L. Waters	114,437	225,004	339,441
Christine Y. Yan	120,000	225,004	345,004
(1) This column reflects cash retainers earned for board service in 2025. The schedule of fees is provided below under “Discussion of Director Compensation.”
(2) This column reflects the aggregate grant date fair value of the annual equity award granted to each non-employee director on May 15, 2025, computed in accordance with FASB ASC Topic 718 (the closing price on the date of grant multiplied by the number of shares granted). For Mr. Mascarenas, this figure also includes the grant date value of 896 fully-vested shares issued to him in lieu of a portion of his cash fees under our Stock Election and Deferral Plan for non-employee directors (described below). As of December 31, 2025, each sitting non-employee director held a total of 5,054 shares of restricted stock or restricted stock units, all of which are scheduled to vest on the day prior to the annual meeting. In addition, each of Ms. Yan and Mr. Mascarenas held 3,083 fully-vested but deferred restricted stock units, which will settle and pay out in shares of our common stock at a later date in accordance with the director’s election under the Stock Election and Deferral Plan.
(3) As previously announced, Mr. Campbell is retiring from the Board at the end of his current term, which expires immediately prior to the annual meeting.
(4) Ms. Lampe-Önnerud’s board service ended on May 14, 2025 (just prior to our 2025 annual meeting of stockholders). She did not receive a stock award during 2025.

Discussion of Director Compensation

Our Board has delegated responsibility for reviewing and determining non-employee director compensation to the HCC Committee. The HCC Committee reviews the compensation payable to our non-employee directors annually. In determining compensation and benefits for our non-employee directors, the HCC Committee is guided by three goals: (i) to fairly compensate non-employee directors for the work required to serve as a director of a public company of our size and scope; (ii) to align non-employee directors’ interests with the long-term interests of our stockholders; and (iii) to structure the program in a way that is straightforward, transparent and aligned with corporate governance best practices.

Generally, the HCC Committee believes that these goals are served by compensating non-employee directors with a mix of cash and equity-based awards. The current program consists of annual cash retainers and an annual equity grant, with an opportunity to take fully-vested shares in lieu of some or all of the annual cash retainers and to defer receipt of the shares underlying the annual equity grant.

In May 2025, FW Cook provided the HCC Committee with an analysis of our non-employee director compensation program and pay levels, including a comparative review of director compensation programs among the same peer group we use to evaluate executive compensation. Taking into consideration FW Cook’s analysis and recommendations, the HCC Committee determined to maintain pay levels (cash and equity) consistent with pay levels in the previous fiscal year.

Annual Cash Retainers

Each non-employee director receives a base annual cash retainer plus additional retainers for committee service (either as a member or as the committee Chair) and for service as Chair of the Board. The schedule of non-employee director cash retainers, unchanged since 2024, is as follows:

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Fee Type	Cash Retainer Amount Per Year
Base Retainer for Each Non-Employee Director	$95,000
Chair of the Board	$145,000
Chair of the Audit Committee	$35,000
Non-Chair Members of the Audit Committee	$15,000
Chair of the HCC Committee	$25,000
Non-Chair Members of the HCC Committee	$10,000
Chair of the GS Committee	$20,000
Non-Chair Members of the GS Committee	$7,500

The annual cash retainers are generally paid quarterly in arrears. For non-employee directors whose status changes during a given quarter (by joining or stepping down from the Board, a committee, or changes in leadership role), retainers are pro-rated based on number of days of service during the quarter. No separate annual retainer is paid to any director for service on the Executive Committee. Non-employee directors may elect to take fully-vested shares of common stock in lieu or some or all of their cash retainers as described below under “Stock Election and Deferral Plan.”

Equity Compensation

Each year, at its first meeting following our annual meeting of stockholders, the HCC Committee grants each non-employee director an annual equity award under the SIP in the form of restricted shares of common stock (or in restricted stock units, if the director has elected to defer receipt of the shares underlying his or her equity award under the Stock Election and Deferral Plan as described below).

For 2025, the HCC Committee approved equity awards with a grant date target value of $225,000, unchanged from the prior year. These awards were granted to each non-employee director on May 15, 2025. The number of shares in each award is determined by dividing the grant date value by the closing price of our common stock on the date of grant and rounding up to the next whole share. All of our non-employee director equity awards will vest on the day prior to the next annual meeting, provided that the director continues to provide services through that date except in the event of his or her death or removal without cause.

Stock Election and Deferral Plan

Under the Non-Employee Director Stock Election and Deferral Plan, non-employee directors may (i) increase the amount of stock compensation they receive each year by electing to receive fully-vested shares of common stock in lieu of some or all of their quarterly cash retainers (a stock election) and/or (ii) defer receipt of, and therefore income taxation on, shares that would ordinarily be issued to them upon the vesting of annual equity awards (a deferral election). For a stock election, the number of shares issued to the director is determined by dividing the dollar value of the amount to be paid in shares by the closing price of a share on the date the cash fees would have otherwise been paid to the director, rounding up to the next whole share if necessary.

Both types of elections may only be made once per year (generally by December 15 of the year prior to the year in which the compensation is earned) although newly-eligible directors will be given a 30-day window in which to make these elections for their first year. Elections do not carry forward from one year to the next. A director electing to defer receipt of shares may elect when and how payout of those shares will occur; however, all deferred shares will be distributed in a single issuance upon death or immediately prior to certain changes in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that require each of our non-employee directors to own our common stock at least equal in value to five times the base annual cash retainer within five years of his or her initial appointment to the Board. Only fully vested shares (or fully vested units subject to a deferral election under the Non-Employee Director Stock Election and Deferral Plan) count towards meeting these guidelines. As of the record date, all of our non-employee directors were in compliance with these guidelines. For additional information regarding these guidelines, please see the
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sub-section titled “Director and Officer Stock Ownership and Retention Guidelines” in the Stock Ownership section of this proxy statement.

Expense Reimbursements and Other Compensation

We reimburse our non-employee directors for reasonable expenses incurred to attend Board and committee meetings and to perform other relevant Board duties, but we do not pay any other compensation or provide perquisites to our non-employee directors.

Mr. El-Khoury, who serves as our President and CEO as well as a director, does not receive any additional compensation for his services as a member of the Board. For information regarding his compensation, please see the CD&A and the executive compensation tables that follow.

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COMPENSATION OF EXECUTIVE OFFICERS
Proposal No. 2: Advisory Vote to Approve the Compensation of
Our Named Executive Officers (Say-on-Pay)
Our Board recommends a vote “FOR” approval of the compensation paid to our NEOs as disclosed in this proxy statement.

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act and related SEC rules.

This vote, commonly referred to as a say-on-pay vote, is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs and our compensation philosophy and practices, as described in this proxy statement. In considering how to vote on this proposal, we recommend that you review the relevant disclosures in this proxy statement, particularly the CD&A, which contains detailed information about our executive compensation program.

As described in greater detail in our CD&A, the principal objective of our executive compensation program, which is overseen by the HCC Committee, is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders and accomplish our short-term and long-term plans and goals. We seek to accomplish this objective by rewarding performance, both individual and corporate, in a way that is aligned with our short-term and long-term interests and those of our stockholders. Consistent with this philosophy, a significant portion of the total target direct compensation opportunity for each NEO is incentive-based, variable, and dependent upon corporate, business unit or individual achievement as measured against specific predetermined financial and strategic goals.

We ask stockholders to indicate their support by approving the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2026 annual meeting of stockholders pursuant to the SEC’s compensation disclosure rules, including the CD&A, the executive compensation tables and related narrative disclosure, is hereby APPROVED.

This vote is advisory, which means that it is not binding on us, our Board or the HCC Committee. Regardless, we understand that our executive compensation practices are important to our stockholders. Our Board values the opinions expressed by our stockholders through their votes on this proposal, and the HCC Committee will take the outcome of this vote into consideration when making future compensation decisions for our NEOs. We currently hold our say-on-pay vote annually, which means that our next say-on-pay vote will occur at our 2027 annual meeting.

Vote Required on an Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-on-Pay)

The approval of executive compensation is an advisory vote; however, our Board and the HCC Committee will consider the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter as approval of this Proposal No. 2. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

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Compensation of Executive Officers
COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our compensation program, philosophy, decisions and process for setting compensation for our Named Executive Officers (also referred to as our NEOs). For 2025, our NEOs were:

Name	Current Position
Hassane El-Khoury	President and Chief Executive Officer
Thad Trent	Executive Vice President and Chief Financial Officer
Sudhir Gopalswamy	Group President, Analog and Mixed-Signal Group and Intelligent Sensing Group
Simon Keeton*	Group President, Power Solutions Group
* As previously disclosed, Mr. Keeton stepped down from all officer positions on March 9, 2026 and will depart the Company on June 30, 2026.

Highlights of Our 2025 Executive Compensation Program

The HCC Committee believes that the design and outcomes of our 2025 executive compensation program were directly tied to our performance and advanced our strategic priorities for 2025 and beyond.

Changes to the 2025 Executive Compensation Program. At the beginning of the year, considering, among other things, the Company’s recent performance, uncertain market conditions and slowing of demand in our key sectors, and feedback received from investor outreach efforts, the HCC Committee, following discussions with other independent directors, management and FW Cook, made the following executive compensation decisions:

•No Change in Pay Levels. We maintained the current compensation level for each of our NEOs, with the CEO’s total target direct compensation (base salary, target STI, and normal course annual LTI award) remaining unchanged since 2023.

•STI Program Design. Our 2025 STI program is generally consistent with 2024 design, but we decreased the strategic portion of our CEO’s individual goals, which serves to cap any payout under the Corporate Multiplier, from 50% to 15%.

•LTI Program Design. Our 2025 LTI program is generally consistent with 2024 design, except:

◦Added Free Cash Flow Metric — replaced the non-GAAP operating margin metric with free cash flow, supporting our stated commitment to generating strong cash flow and eliminating overlap with STI program metrics;

◦Increased Weighting of Performance-Based Portion of CEO’s LTI award — recalibrated the mix of our CEO’s LTI award to increase the percentage issued in the form of performance-based restricted stock units (PBRSUs) to 70% (up from 60% weighting in prior years), with the remaining 30% issued in the form of time-based restricted stock units (RSUs), resulting in an LTI award that is more heavily performance-based as compared to peer company and broader market practice; and

◦Increased Weighting of Financial Goals and Impact of TSR — increased the percentage of PBRSUs allocated to financial goals (85.7% for Mr. El-Khoury and 83.3% for each other NEO), up from 50% weighting in prior years, which also means that a higher percentage of the award will remain subject to up or down adjustment based on our relative total stockholder return (TSR) over the award’s three-year cycle.

In addition, given prevailing market conditions and the Company’s recent TSR performance, Mr. El-Khoury advised the HCC Committee that he would forgo any potential payout under the 2025 STI program. However, consistent with past practices, he would continue to track and score his individual goals under the 2025 STI program and make progress reports to the HCC Committee and the Board on a quarterly basis.

By the end of 2025, as noted in the Proxy Statement Summary under “2025 Performance Highlights,” we were able to deliver solid results despite reduced demand in our key end-markets. As a result, our incentive programs yielded mixed payouts against the goals set by the HCC Committee at the beginning of the year as summarized below.
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Payouts under the 2025 STI Program. As in prior years, the two performance components of our 2025 STI program were our Corporate Multiplier (based on our achievement of correlated revenue and non-GAAP operating margin metrics) and each NEO’s Individual Goals. The Individual Goal percentage achievement is capped at 100%, which means that it may only decrease, but not increase, any amounts earned based on the Corporate Multiplier.

•Company Results. For 2025, we achieved revenue and non-GAAP operating margin of $5,995.4 million and 18.7%, respectively, both of which fell below their respective target levels that were tied to our Board-approved annual operating plan (AOP) for 2025, but above their respective threshold levels.

•Pay Results. Our correlated revenue and operating margin results yielded a 72.7% achievement on the Corporate Multiplier compared to a maximum possible percentage of 200%. The final STI combined performance percentage (Corporate Multiplier x Individual Goals achieved) for our CEO was just below 59% of target (although his actual payout was 0% in accordance with his previous commitment to forgo any bonus payouts) and between 44-61% of target for each of our other NEOs.

Annual Grants under 2025 LTI Program. As noted above, 70% of Mr. El-Khoury’s 2025 LTI grant consisted of PBRSUs while, as in prior years, 60% of each other NEO’s annual LTI grant consisted of PBRSUs. These PBRSUs, which pay out over a three-year period, include three separately-scored, one-year goals and a one-, two- and three-year relative total stockholder return (TSR) payout adjustment component to ensure that the award is linked to performance over the full three-year period. Specifically, the three goals included two financial metrics (new product revenue and progress toward the Company’s long-term free cash flow model) and one strategic metric (related to the successful implementation of certain stages of the Company’s Digital Threads initiative).

•Company Results. With respect to our financial goals, the Company’s 2025 new product revenue was $1,323 million, which exceeded the target level but fell below stretch. In addition, the Company achieved a record-high 23.7% of free cash flow for the year, which was slightly below the target we had set but above the threshold level. On our strategic goal, we met our target goal of implementing a new enterprise resource planning system as well as our stretch goal of implementing five additional applications during 2025.

•2025 Results. Based on our level of achievement against the financial and strategic goals, the combined weighted overall payout for our 2025 PBRSUs was 108% (for the CEO) or 113% (for each of our other NEOs). However, our one-year relative TSR decreased the first tranche percentage payout tied to financial metrics (proportionally, nearly 86% of the CEO’s target PBRSUs) by 50%. As a result, the combined payout percentage for the first tranche of our 2025 PBRSUs was 69% of target for our CEO and 73% of target for each of our other NEOs, in each case, compared to the maximum possible payout of approximately 221% of target.

•Future Payouts Will Adjust (Up or Down) Based on Two- and Three-Year Relative TSR Results. The combined payout on each of the second and third tranches of our 2025 PBRSUs will vary between 69-148% of target (for the CEO) and between 73-152% of target for each NEO, depending on our two- or three-year relative TSR performance.

2025 Payouts on Previously-Granted PBRSUs Reduced Based on Relative TSR Results. Finally, based on our relative TSR results for the two- and three-year periods ended December 31, 2025, payouts related to the financial metrics of PBRSUs granted in prior years (the second tranche of our 2024 PBRSUs and the third tranche of our 2023 PBRSUs, respectively), were reduced by 50%. As a result, the combined payout on the second tranche of our 2024 PBRSUs was 89% of target and on the third tranche of our 2023 PBRSUs was 104% of target, in each case, compared to a maximum possible payout of approximately 213% of target.

Each of these 2025 decisions and results is discussed in greater detail under “Our 2025 Incentive Programs.”

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Best Practices

The HCC Committee strives to incorporate good governance practices into our executive compensation program, including the following:

	WE DO:		WE DO NOT:
✓	Incentivize our employees to achieve or exceed financial goals established for the Company and to deliver superior returns to our stockholders.	☒	Provide excessive perquisites to our executives.
✓	Have a conduct-based clawback policy covering all incentive compensation in addition to our Dodd-Frank policy.	☒	Provide tax gross-ups on any executive programs or perquisites.
✓	Have robust stock ownership guidelines designed to align our executives’ interests with those of our stockholders (including a rigorous 6x base salary requirement for our CEO).	☒	Provide single trigger payouts or excessive benefits in our change in control agreements or provide any excise tax gross-ups.
✓	Closely monitor the executive pay mix and levels of our industry peers to ensure that our compensation is appropriate for leadership recruitment and retention, aligned with stockholder interests and not excessive for our industry.	☒	Allow our NEOs and other insiders to pledge or margin our stock, hedge their exposure to ownership of our stock or engage in speculative transactions with respect to our stock.
✓	Follow a responsible approach to equity-based compensation, including “burn rates” well below the typical market practice for our peer group.	☒	Design our compensation policies and practices in a way that poses a material risk to us or our stockholders.

Compensation Philosophy and Guiding Principles

Our HCC Committee is responsible for establishing and implementing our executive compensation philosophy and guiding principles and for monitoring their effectiveness. Our compensation philosophy is focused on the following core principles:

•Alignment with Stockholder Interests. Achieving corporate goals is a necessary condition for our executives to realize targeted levels of compensation with respect to variable pay and LTI awards. In addition, the use of stock-based incentives, which link variable pay to stockholder value, and stock ownership guidelines further ensure that our executives’ interests align with those of our stockholders.

•Pay-for-Performance. A significant portion of target compensation is variable and directly linked to corporate (financial and relative and absolute stock price) and individual performance – both to incentivize goal-oriented performance and to reward individual contributions to our performance. For the 2025 executive compensation program, Mr. El-Khoury’s mix of performance-based and time-based equity compensation was split more heavily in favor of performance-based compensation to further align pay practices with stockholder interests.

•Strategic Alignment. Our compensation programs, including the setting of our STI and LTI goals, are often used to support our long-term strategic direction and promote the achievement of company-wide initiatives. For example, many of the financial goals included in our programs (including those related to revenue, non-GAAP operating margin and new product revenue) directly influence the success of our business. In addition, we may include other strategic, operational or individual performance goals (including those related to the product pipeline, ESG matters, quality or systems improvement and human capital efforts) that have a significant impact on our overall business performance. As such, we believe there is a strong alignment between our compensation programs and the company’s long-term success.

•Provide Competitive Compensation. We regularly consult peer market data to ensure that we are providing competitive compensation opportunities for our executive officers. We consider other semiconductor and high-technology companies as our market peers and review survey or peer company data in these sectors to analyze the competitiveness of our targeted pay opportunities.

•Attract, Motivate and Retain Talent. Our compensation program is designed to attract, motivate and retain highly talented individuals critical to our success by providing competitive total target compensation opportunities with retentive features.

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Compensation of Executive Officers
Stockholder Engagement and Say-on-Pay

We emphasize transparency in our approach to stockholder communications and seek out engagement with and feedback from current and prospective stockholders on corporate strategy, executive compensation, corporate governance and other topics of importance. We reach out to our largest stockholders annually to offer an opportunity to meet with and discuss these topics with the chairs of our Board and its committees, who are active participants throughout this process. Through these engagements, we have gained an appreciation for the variety of perspectives on executive compensation and received feedback in support of our existing executive compensation program.

Our stockholders also have the opportunity each year to provide feedback through our advisory say-on-pay vote. At our 2025 annual meeting, our stockholders expressed their support for our program, with approximately 86% of votes cast in favor of the proposal. This percentage, while substantial, was slightly lower than in previous years, and has been taken into consideration in setting our 2026 compensation programs as well as planning our 2026 stockholder outreach efforts.

As described under “Highlights of Our Executive Compensation Program,” the HCC Committee made a few design changes to our 2025 STI and LTI programs, such as eliminating overlapping metrics in the two programs and decreasing the strategic portion of our CEO’s individual goals under the STI program. These changes were informed by, among other things, feedback received during our recent stockholder engagements and our say-on-pay results.

The HCC Committee will continue to consider feedback received during these stockholder engagements and our say-on-pay results as key factors in its ongoing assessment of our compensation program design and effectiveness.

Overview of our Compensation Program

Our executive compensation program is designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to recruit, motivate and retain talented management. The following chart describes each component of our core compensation program, including its fit within the overall program:

Focus	Component	Key Characteristics	Purpose
Baseline Compensation	Base Salary	•Fixed cash compensation	•Set at market competitive levels and used to attract and retain talent
Current Year Performance	Short-term Cash Incentive (STI) Awards	•Annual cash awards providing for award opportunities based on full-year 2025 results •Performance goals based on both (1) Company financial results and (2) individually-scored performance goals
•Encourages our executives to maximize profitability and growth
•Promotes superior operational performance, disciplined cost management and increased productivity and efficiency that contribute significantly to value creation for our stockholders

Long-Term Equity Incentive (LTI) Awards	Restricted Stock Units (RSUs)
•Stock-settled awards
•The 2025 RSUs are time-based and vest annually in one-third increments on each anniversary of the grant date
•The 2025 PBRSUs are performance-based and are eligible to vest based on the extent to which the applicable performance goals established by the HCC Committee are met over performance measurement periods of one, two and three years

•Aligns executive and stockholder interests, further reinforced by application of relative TSR modifier on PBRSUs
•Provides each individual with a significant incentive to manage from the perspective of an owner
•Promotes employee retention
•Assists NEOs in complying with stock ownership guidelines

Performance-Based Restricted Stock Units (PBRSUs)
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Focus	Component	Key Characteristics	Purpose
Post-Termination Compensation	Severance and Change in Control Arrangements
•Our RSU and PBRSU agreements provide for acceleration of vesting upon certain qualifying terminations, both with or without a change in control
•Employment agreements provide severance payments and benefits in the event of certain qualifying terminations, both with or without a change in control

•Supports retention and recruitment efforts
•Encourages management to pursue transactions that may be in the best interest of the Company and its stockholders by providing a measure of financial security

Other Compensation and Benefits	Non-Qualified Deferred Compensation Plan	•Provides our senior officers the opportunity to elect to defer receipt, and thus taxation, of cash amounts that would otherwise be paid to them currently	•Gives officers an additional retirement savings vehicle •No Company match; funded solely by elective participant deferrals
Limited Perquisites
•A monthly auto allowance
•Enhanced coverage for life insurance
•An executive physical examination
•Financial planning services reimbursement
•Digital home security and data protection services (new for 2025)

•Supports the competitiveness of our compensation package
•Provides value to executives at a reasonable cost to the Company
•Helps our senior officers maintain strong cybersecurity practices and minimize risks to the Company

	Other Benefit Plans and Programs	•A tax-qualified ESPP •A 401(k) savings plan •Medical, dental, disability and life insurance programs	•These programs are generally available to U.S.-based employees •Provides competitive capital accumulation and other benefits

The design and payouts for our 2025 STI and LTI programs, are discussed under “Our 2025 Incentive Programs.” Additional details regarding other compensation and benefits may be found under “All Other Compensation Programs.”

Performance-Driven Pay Opportunities - Target Total Direct Compensation

The three primary components of our executive compensation program, which we refer to as target total direct compensation (TDC), are base salary, target STI award opportunity and target LTI awards, which consist of (i) 70% PBRSUs and 30% RSUs for Mr. El-Khoury and (ii) 60% PBRSUs and 40% RSUs for each of the other NEOs. Together, these components enhance stockholder value by providing our executives with a competitive compensation package that is significantly performance-based, thus linking executive pay, company performance and absolute and relative stockholder returns.

No Increases to Target TDC Levels in 2025. In February 2025, given continued uncertainty in our key end-markets, the Company’s recent performance and ongoing restructuring efforts, and following discussions with FW Cook, the HCC Committee determined not to increase target TDC levels for any of the NEOs. We have not increased target TDC for any of our NEOs since February of 2023, except for promotion-based adjustments for Mr. Gopalswamy in 2024 to reflect his increased responsibilities (assuming leadership of a second business unit).

For 2025, ongoing target TDC for each of our NEOs was as follows:

Target Total Direct Compensation
NEO	Base Salary ($)	Target STI (1) ($)	Target LTI ($)	2025 Target TDC ($)	Increase from 2024 Target TDC
					($)	(%)
Hassane El-Khoury	1,200,000	2,100,000 (2)	16,750,000	20,050,000	0	—%
Thad Trent	675,000	843,750	6,000,000	7,518,750	0	—%
Sudhir Gopalswamy	600,000	600,000	4,500,000	5,700,000	0	—%
Simon Keeton	600,000	600,000	4,500,000	5,700,000	0	—%
(1) These targets represent a percentage of base salary - 175% for Mr. El-Khoury, 125% for Mr. Trent, and 100% for each of Messrs. Gopalswamy and Keeton.
(2) This reflects Mr. El-Khoury’s normal course target STI. Given that Mr. El-Khoury elected to forgo any STI payout for 2025, his actual 2025 Target STI was $0 resulting in an actual 2025 Target TDC of $17,950,000, or a 10% decrease from 2024 Target TDC.

As reflected in the table above and the charts below, approximately 94% of Mr. El-Khoury’s normal course target TDC is variable, with approximately 69% based on measurable performance goals (target STI and PBRSUs, collectively “Performance Pay” in the charts below) and an additional 25% tied to the value of our stock price (RSUs). However, given
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Compensation of Executive Officers
Mr. El-Khoury’s election to forgo any STI payout for 2025, approximately 93% of his actual 2025 target TDC (salary and target LTI) was variable, with approximately 65% based on measurable performance goals (PBRSUs) and an additional 28% tied to the value of our stock price (RSUs).

On average, approximately 91% of target TDC for our other NEOs was variable.

Our 2025 Incentive Programs

Short-Term Cash Incentive Program. The primary objectives of our 2025 STI program were to:

•reward and retain our top performers;
•reward achievement of short-term financial performance goals;
•use objective and verifiable metrics;
•create a single program for all eligible non-manufacturing employees; and
•provide target STI percentages that are competitive with peer and survey market data for the position.

In designing the 2025 STI program, the HCC Committee considered these objectives and its desire to directly align the program with our 2025 strategic objectives and encourage our executives to maximize profitability, growth and operational efficiency. As further described below, the 2025 STI program incorporates overall company-wide objectives (the Corporate Multiplier) that determine the maximum payout percentage under the program and objectives specific to each NEO (the Individual Goal achievement percentage) that serve to cap each officer’s specific payout. The use of a Corporate Multiplier combined with an Individual Goal achievement percentage for each NEO supports one key tenet of our compensation philosophy — to provide incentive opportunities for both company and individual performance.
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Under the 2025 STI program, each eligible NEO’s payout was determined according to the formula below:

Use of Non-GAAP Measures. Several of the financial targets in the Corporate Multiplier and Individual Goals were non-GAAP measures. The HCC Committee determined that non-GAAP metrics should be used for the 2025 STI program rather than GAAP metrics to prevent payments under the 2025 STI program from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of the Company’s actual operating performance. For a reconciliation of GAAP to non-GAAP measures included in this proxy statement, please see the Appendix.

Corporate Multiplier Component. Consistent with prior years, our 2025 STI program included a performance matrix, the Corporate Multiplier, that links two financial metrics (revenue and non-GAAP operating margin) and reflects threshold‐to‐maximum opportunities based on various achievement levels of each metric. This Corporate Multiplier is designed to ensure that funding of the 2025 STI program is in line with our Board-approved AOP. As a result, “target” is set at our AOP levels. If we achieve target levels on both metrics by meeting our AOP, the Corporate Multiplier would be 100%. The Corporate Multiplier can range from 0% to up to a maximum of 200% for performance meeting or exceeding stretch levels. Given the use of a matrix, there are multiple ways to calculate (and achieve) threshold, target and maximum performance. The Corporate Multiplier establishes the maximum that may be earned by a given participant under our STI program.

For 2025, our annual revenue and non-GAAP operating margin targets were $6.151 billion and 19.3%, respectively. These targets represented year-over-decreases from our 2024 results of 13.1% in revenue and a 860 bps decrease in non-GAAP operating margin. These 2025 targets reflected our expectation that the slowdown in our key sectors would persist throughout the year and that manufacturing utilization would remain depressed amid market uncertainty. While these were lower targets numerically from the prior year, the HCC Committee believed that these goals were challenging but achievable, consistent with the rigor of goals set under our prior year STI programs in light of our expectations about the near-term business outlook.

At the end of the year, based on our combined results for 2025, we achieved a Corporate Multiplier of 72.7% of target as shown in the table below.

Corporate Multiplier Component (matrix-based correlation)	0% Achievement (Threshold) (1)	100% Achievement (Target) (2)	200% Achievement (Maximum) (3)	Actual Achievement
Revenue	$5.840 billion	$6.151 billion	$6.909 billion	$5.995 billion
Non-GAAP Operating Margin (4)	17.0%	19.3%	24.3%	18.7%
Final Corporate Multiplier				72.7%
(1) Under the matrix, no payout would be earned if either of these thresholds were not met, regardless of performance on the other.
(2) Aligned with our 2025 Board-approved AOP.
(3) This combination of revenue and operating margin is only one way to achieve maximum payout. Under the matrix, we could also achieve 200% with an operating margin of 23.8% but only if our revenue met or exceeded $7.098 billion.
(4) Non-GAAP operating margin is calculated as disclosed in our earnings releases. Please see the Appendix for a reconciliation to GAAP.

Individual Goal Component. In addition to the Corporate Multiplier, each NEO received a score based on the level of achievement of his Individual Goals. The Individual Goal component represents a potential downward adjustment to each NEO’s STI payout, and does not provide additional payout opportunities. Specifically, the Individual Goal achievement percentage, which is capped at 100%, is applied against the final Corporate Multiplier, which means that performance at less than target will serve to decrease any STI payout to that participant.

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For 2025, for our NEOs other than Mr. Gopalswamy, this component is divided into two-equally weighted categories: financial goals (NEO Financial Goals) and certain executive-specific strategic or operational goals (NEO Non-Financial Goals). For Mr. Gopalswamy, who leads both AMG and ISG and whose Individual Goal achievement percentage is the average of his scores for each business unit, 100% of his individual goals for ISG for 2025 were NEO Financial Goals (no non-financial goal component), resulting in 75% of his overall Individual Goals being NEO Financial Goals.

In addition, in a change from prior year programs, in selecting the appropriate executive-specific goals for Mr. El-Khoury, the HCC Committee limited the use of strategic goals to 15% of his total Individual Goal component (or 30% of his NEO Non-Financial Goals).

The NEO Financial Goals – this portion is tied to three corporate financial targets. For the 2025 STI program, the scoring of the NEO Financial Goals was based on our level of achievement of revenue, non-GAAP gross margin and non-GAAP operating expense targets as described in the table below. Each of the goals is scored separately and can result in attainment of up to 100% of this component for results at or above target.

Further, although the targets are stated as annual goals, progress is generally measured quarterly so that if points are lost based on results in a given quarter, those points cannot be made up in a subsequent quarter even if the final full year results for that goal actually meet or exceed the annual target. For 2025, this occurred with respect to the Company-wide gross margin goal and the AMG-specific gross margin and operating expense goals. While the annual goal for each of the three was met, each of these goals paid out at less than 100% based on quarterly performance, as shown in the last column of the table below.

NEO Financial Goals and Weighting (1)	0% Achievement (Threshold)	100% Achievement (Target)	Annual Results	Scoring (% Earned)
Revenue (40% of NEO Financial Goals)	Company: $5.84 billion	Company: $6.15 billion	Company: $5.995 billion	51%
	AMG: $2.177 billion	AMG: $2.292 billion	AMG: $2.262 billion	75%
	ISG: $864 million	ISG: $909 million	ISG: $928 million (2)	100%
	PSG: $2.803 billion	PSG: $2.950 billion	PSG: $2.804 billion	50%
Non-GAAP Gross Margin (40% of NEO Financial Goals)	Company: 37.4%	Company: 38.4%	Company: 38.4%	85%
	AMG: 48.5%	AMG: 49.5%	AMG: 51.4%	93%
	ISG: 38.4%	ISG: 39.4%	ISG: 40.3% (2)	100%
	PSG: 28.3%	PSG: 29.3%	PSG: 27.3%	0%
Non-GAAP Operating Expense (20% of NEO Financial Goals)	Company: $1.195 billion	Company: $1.172 billion	Company: $1.185 billion	46%
	AMG: $521 million	AMG: $511 million	AMG: $510 million	50%
	ISG: $223 million	ISG: $219 million	ISG: $222 million	38%
	PSG: $452 million	PSG: $443 million	PSG: $447 million	50%
(1) The non-GAAP NEO Financial Goals (gross margin and operating expense) are calculated as disclosed in our earnings releases. Please see the Appendix for a reconciliation to GAAP.
(2) For each of these two ISG-specific goals, the overall annual targets were exceeded although not all of the quarterly targets were met. Given that there had been changes in strategy for the business unit over the course of the year and the annual targets were ultimately met, the HCC Committee determined to assess these metrics on an annual (rather than quarterly) basis for 2025.

For each of Messrs. El-Khoury and Trent, his NEO Financial Goals were calculated based on Company-wide performance, resulting in 63.52% of the NEO Financial Goals being achieved for each. For each of our other NEOs, his NEO Financial Goals were measured against the results for his specific business unit. For Mr. Gopalswamy, the NEO Financial Goal achievement percentages for his two business units were 76.90% (AMG) and 81.46% (ISG). For Mr. Keeton, this resulted in 30.00% of his NEO Financial Goals being achieved for PSG.

The NEO Non-Financial Goals – this portion is generally composed of between three and seven additional metrics and targets specifically tailored to each NEO’s role, area of oversight and strategic focus, including financial and non-financial goals and other metrics. These metrics are selected to both measure and support management’s strategy and the planning and execution of certain transformation initiatives, including ESG, new product, quality improvement, human capital and operational initiatives.

The NEO Non-Financial Goals were scored: (i) for certain binary metrics, at either 0% or 100% attainment without linear interpolation between the attainment levels, or (ii) at up to 100% attainment, with linear interpolation for attainment between the threshold and target levels. Like the NEO Financial Goals, each NEO Non-Financial Goal was scored separately and each was weighted with a specific point value based on its strategic importance and/or the level of
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complexity involved in achieving the goal. Particular scoring metrics used to determine whether a given target had been achieved were also established at the time the 2025 STI program was approved.

For 2025, our CEO’s NEO Non-Financial Goals consisted of the following:

•Planning and executing strategic initiatives (30%, or 15% of his overall Individual Goals). This goal measured management’s progress on fourteen specific initiatives that had been identified as priorities for the year.

•Meeting specific new product development milestones (60%, or 30% of his overall Individual Goals). This goal consisted of five specific customer projects or technology initiatives for the year, each with quantifiable targets or defined milestones to meet.

•Corporate quality (10%, or 5% of his overall Individual Goals). This goal assessed the Company’s progress towards improving product quality by comparing the number of customer quality reports during the year against a pre-established target, which was set a level requiring year-over-year improvement.

Following the end of the year, the HCC Committee evaluated each NEO’s performance against the relevant metrics, which yielded each NEO’s Individual Goal achievement percentage, as follows:

NEO	NEO Financial Goals (50% weighting)	NEO Non-Financial Goals (50% weighting)	Final Individual Goal Achievement Percentage
Hassane El-Khoury	63.52%	98.44%	80.98%
Thad Trent	63.52%	89.60%	76.56%
Sudhir Gopalswamy*			83.41%
AMG-specific	76.90%	93.82%
ISG-specific	81.46% (100% weighting)	—
Simon Keeton	30.00%	91.38%	60.69%
* Mr. Gopalswamy’s Individual Goal achievement percentage is the average of the scores for his two business units. For 2025, all of his ISG-specific Individual Goals were NEO Financial Goals.

Determination of Payouts under the 2025 STI Program. As noted previously, Mr. El-Khoury elected to forgo any potential payout under the 2025 STI Program in light of the Company’s restructuring efforts and thus did not receive any payout. In February 2026, the HCC Committee approved the following payouts to each of our other NEOs under the 2025 STI Program:

NEO	Corporate Multiplier (%)	Individual Goal Achievement Percentage (%)	Combined Performance Percentage* (%)	STI Target (% of Base Salary)	Base Salary ($)	Final Cash STI Payment ($)
Hassane El-Khoury	72.70%	80.98%	58.87%	175%	1,200,000	0
Thad Trent	72.70%	76.56%	55.66%	125%	675,000	469,631
Sudhir Gopalswamy	72.70%	83.41%	60.64%	100%	600,000	363,840
Simon Keeton	72.70%	60.69%	44.12%	100%	600,000	264,720
* Reflects Corporate Multiplier multiplied by the NEO’s Individual Goal achievement percentage.

Long-Term Incentives. In February 2025, the HCC Committee approved our 2025 LTI program under which each NEO received an annual award of PBRSUs and RSUs with the same grant date target value level as the 2024 normal course annual awards. As noted previously, the HCC Committee made the following changes to the performance-driven elements of the program as compared to 2024:

•Eliminated Metric Overlap — replaced the operating margin goal with a free cash flow goal, which eliminated overlapping incentive plan metrics; and
•Increased Weighting of Financial Goals and Impact of TSR on Payout — significantly increased the weighting of the financial goals used in the PBRSUs (from 50% to 85.7% for our CEO and 83.3% for our other NEOs), with a corresponding decrease to the strategic goals (from 50% to 14.3% for our CEO and 16.7% for our other NEOs), which resulted in a higher percentage of the award remaining subject to one-, two- and three- year relative TSR adjustments over the award’s full three-year cycle.
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The HCC Committee also increased the percentage of Mr. El-Khoury’s LTI award that is performance-based to 70% PBRSUs (from 60%) and allocated the entire 10% to one financial goal (free cash flow).

Annual Grants under our 2025 LTI Program. Our 2025 LTI program reflects the following principles:

•equity-based awards should comprise the largest percentage of each NEO’s annual target TDC in order to further align NEO and stockholder interests;
•equity grants are budgeted consistent with market practice with actual grants awarded based on performance and potential and dependent upon short- and long-term stock price performance;
•the performance goals underlying our PBRSUs are designed to drive behavior in support of our AOP and long-term business strategies;
•performance above target or above stretch levels should provide commensurate payout opportunities; and
•company, department and individual performance may drive above-market equity grants in the following annual cycle.

The HCC Committee granted annual awards to each NEO as described in the following table. While Mr. El-Khoury’s award consisted of 70% PBRSUs (the 2025 PBRSUs) and 30% RSUs (the 2025 RSUs), the HCC Committee elected to maintain the 60% PBRSUs and 40% RSUs allocation for each of the other NEOs. The HCC Committee determined that these allocations between PBRSUs and RSUs provided a reasonable balance between performance-based and retention incentives. The number of RSUs and target PBRSUs awarded was determined by dividing the grant date target value by the closing price of a share of our common stock on the date of grant, and rounding up to the next whole share if necessary.

2025 LTI Program - Annual Grants to NEOs
NEO	Target 2025 PBRSU Value* ($)	2025 PBRSUs (at Target) (#)	Target 2025 RSU Value ($)	2025 RSUs (#)	Total Target 2025 LTI Value (PBRSUs + RSUs) ($)
Hassane El-Khoury	11,725,000	216,929	5,025,000	92,970	16,750,000
Thad Trent	3,600,000	66,605	2,400,000	44,404	6,000,000
Sudhir Gopalswamy	2,700,000	49,954	1,800,000	33,303	4,500,000
Simon Keeton	2,700,000	49,954	1,800,000	33,303	4,500,000
* These values differ from the values reported in the SCT and the Grants of Plan Based Awards table, which, as required by SEC rules, are calculated in accordance with FASB ASC Topic 718.

Description of 2025 RSUs. As in prior years, the 2025 RSUs are time-based and will vest annually in one-third increments on each anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

Description of 2025 PBRSUs. The 2025 PBRSUs are performance-based equity awards for which vesting is contingent upon our achievement of three performance goals (the 2025 LTI Performance Goals) and a TSR modifier that adjusts a portion of final payouts, up or down, based on our one-, two- and three-year TSR performance relative to a defined peer group.

As detailed in the next chart, two of the 2025 LTI Performance Goals are financial (LTI Financial Goals) and the third is strategic (LTI Strategic Goal), with each of the three goals scored separately. While all three goals measured performance over the 2025 fiscal year, the awards will pay out in equal installments over a three-year period with the payout under each tranche of the LTI Financial Goals (85.7% of Mr. El-Khoury’s target award and 83.3% of each other NEO’s target award) further adjusted (between 50-150%) based on our TSR relative to a peer group over the one-, two- or three-year periods beginning on January 1, 2025 and ending on December 31 prior to each vesting date (the TSR Adjustment). The tranche-by-tranche TSR Adjustment helps to ensure that the awards remain linked to performance over the full three-year payout period.

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Step 1 - Measure Performance Against LTI Performance Goals
Type of Goal	LTI Goal	Description and Measurement	Max Payout (as a % of Target)	Subject to Step 2 TSR Adjustment?
Financial (85.7% weighting)*	New Product Revenue	Revenue from the sale of new products in 2025, derived from our 2025 financial statements	150%	Yes - subject to one-, two- and three-year relative TSR adjustment (see below for details)
	Progress toward Long-Term Free Cash Flow Model	Free cash flow percentage for 2025 as derived from our 2025 financial statements; calculated based on information in the GAAP reconciliation appendix to our earnings release	150%
Strategic (14.3% weighting)*	Digital Threads Initiative	Measured against the Company’s implementation timeline and rollout plans for its Digital Threads initiative	200%	No TSR Adjustment
* Reflects the percentage weighting for the PBRSUs granted to our CEO. The PBRSUs granted to each other NEO are weighted 83.3% financial and 16.7% strategic (Digital Threads initiative). The percentage weighting breakdown between the two financial metrics is included in the next table.

We believe that using a mix of performance periods in our LTI program emphasizes different priorities. All three of our 2025 LTI Performance Goals, while measured over a one-year period, are forward-looking and establish a baseline to help us achieve our longer-term strategic goals. Having our PBRSUs vest over a three-year period, with a significant majority of the ultimate payout remaining variable, to be adjusted up or down with our relative TSR performance measured from January 1 of the year of grant to December 31 of the year before each scheduled vesting date, links overall payout of these awards to longer-term stockholder returns.

Considerations Regarding 2025 LTI Performance Goals. The 2025 LTI program was designed to reward performance consistent with our long-term strategic objectives. Similar to our 2025 STI program, the HCC Committee determined that the use of certain non-GAAP metrics would be more appropriate for our 2025 LTI program than GAAP metrics as it would prevent 2025 LTI payouts from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of our Company’s actual operating performance.

The HCC Committee assessed the advantages and disadvantages of using absolute versus relative performance measures and believes that the 2025 LTI Program struck an appropriate balance by using both types of measures in the PBRSU grants. Absolute measures are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encourage motivation and are consistent with our cash flow and ability to pay. Conversely, relative measures, such as our TSR Adjustment, result in adjustment, up or down, to payouts for our executives based on our performance compared to our peers in a highly competitive marketplace.

The following is a summary of the specific targets under each of the 2025 LTI Performance Goals:

Type of Goal	2025 LTI Performance Goals Measured after 2025 PBRSU Performance Period (1)	Weighting (as % of Target LTI) (2)	0% Payout (Threshold)	100% Payout (Target)	150% or 200% Payout (Stretch)
Financial	New Product Revenue	28.6%	$977 million	$1.256 billion	$1.535 billion
Financial	Progress toward Long-term Free Cash Flow Model (3)	57.1%	17%	25%	35%
Strategic	Progress on Digital Threads Initiative (4)	14.3%	Delayed 4 weeks	Core	Core + 5 add-ons
TSR Adjustment Measured after each TSR Performance Period			Payout Range
Relative TSR			50% to 150% (5)
(1) All LTI Performance Goals other than the Digital Threads initiative goal are calculated in a manner consistent with how we calculate these figures for purposes of our earnings releases. Payouts under each 2025 LTI Performance Goal are determined using linear interpolation from threshold to target and from target to stretch.
(2) Reflects the weighting of the PBRSUs granted to our CEO; the PBRSUs granted to each other NEO are weighted 83.3% financial/16.7% strategic.
(3) Measures the percentage of 2025 revenue converted into free cash flow. It is calculated based on revenue and free cash flow metrics as disclosed in our earnings releases. Please see the Appendix for a reconciliation to GAAP.
(4) Measures our progress against specific milestones related to our implementation timeline for certain aspects of the Digital Threads initiative. We would achieve target payout if we implemented a core new system of record before the end of 2025, no payout if that implementation was delayed for 4 weeks, and 200% payout if the core system and at least five other add-ons were implemented by the end of 2025.

(5) As described above, the TSR Adjustment, which applies to the LTI Financial Goals, is a further adjustment (50%-150%) to the number of shares earned on the basis of our performance as measured against each LTI Financial Goal.

One-, Two- and Three-Year TSR Adjustments. As noted above, we include a relative TSR Adjustment in the design of our PBRSUs to emphasize the importance of our stock performance as compared to an industry peer group (for a discussion of this group’s composition, see below under “TSR Peer Companies”). Specifically, the number of PBRSUs vesting in
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each tranche as a result of the LTI Financial Goals will be adjusted (between 50-150%) based on our relative TSR over the performance period (one, two or three years) beginning on January 1, 2025 and ending on December 31 of the year immediately preceding the vesting date as follows:

Step 2 - TSR Adjustment to Step 1 Results for Financial Goals
Relative TSR	TSR Adjustment (applied to Step 1 Financial Units in each Tranche)
Equal to or greater than 75th Percentile	150% (fixed)
Greater than 50th but less than 75th Percentile	% determined by straight line linear interpolation
At least 25th but no greater than 50th Percentile	100% (fixed)
Less than 25th Percentile	50% (fixed)

Considering both the step 1 and step 2 performance adjustments, the range of possible payouts for our 2025 PBRSUs is between 0-221.4% for our CEO of the target number in each tranche (between 0-220.8% for each of our other NEOs). The performance results for the first tranche of our 2025 PBRSUs are detailed below under “Results for PBRSUs with Performance Periods Ending in 2025.”

TSR Peer Companies. To determine our relative TSR at the end of the applicable performance period, we calculate the percentage change between the beginning stock price and the ending stock price for our stock and that of each TSR peer company, assuming reinvestment of any dividends. For purposes of this calculation, we use the average closing stock price for the fourth fiscal quarter of 2024 as the beginning stock price and the average closing stock price for the fourth fiscal quarter of the last year in the TSR performance period as the ending stock price. We then determine the percentile rank of our TSR as compared to our peers over the same period. Unless the HCC Committee determines otherwise, any peer company that is no longer trading on a national securities market on the last day of the applicable performance period will be removed from the list for purposes of the relative TSR calculation for that period.

For the 2025 PBRSUs, our TSR performance peer companies consist of the following companies:

TSR Performance Peer Companies
Ambarella Inc.	Maxlinear Inc.	Rohm Co., Ltd.
ams AG	Melexis N.V.	Semtech Corporation
Analog Devices, Inc.	Microchip Technology Incorporated	Sensata Technologies Holding plc
Broadcom Inc.	MKS Instruments, Inc.	Silicon Laboratories Inc.
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.	Skyworks Solutions, Inc.
Diodes Incorporated	Murata Manufacturing Co., Ltd.	STMicroelectronics N.V.
Infineon Technologies AG	NXP Semiconductors N.V.	Synaptics Incorporated
Knowles Corporation	Parade Technologies, Ltd.	Texas Instruments Incorporated
Lattice Semiconductor Corporation	Power Integrations, Inc.	Vishay Intertechnology, Inc.
Littelfuse, Inc.	Qorvo, Inc.	Wolfspeed, Inc.*
Macom Technology Solutions Holdings, Inc.	Realtek Semiconductor Corp.
Marvell Technology, Inc.	Renesas Electronics Corporation
* Although Wolfspeed, Inc. was part of the original group of TSR performance peer companies approved by the HCC Committee for the 2025 awards, it went through restructuring during 2025. As a result, Wolfspeed has been excluded from the peer group for purposes of calculating relative TSR for awards with performance periods that include calendar year 2025.

The TSR peer companies listed above represent a mix of companies listed on the PHLX Semiconductor Index and other publicly traded semiconductor companies whose product and service offerings, market capitalization, business model and other characteristics are similar to ours.

Results for PBRSUs with Performance Periods Ending in 2025.

First Tranche of 2025 PBRSUs. In early 2026, the HCC Committee reviewed the LTI Performance Goals underlying our 2025 PBRSUs and determined that our LTI Financial Goals were achieved at an aggregate 93% for our CEO (95% for
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each other NEO) and that our LTI Strategic Goal was achieved at 200%. However, given that our relative TSR for 2025 was at the 6th percentile among our peers, the number of units earned under the LTI Financial Goals was reduced by 50%, for a combined payout under the LTI Financial Goals of 47% for Mr. El-Khoury (48% for each other NEO) and an overall combined payout for the entire first tranche of the 2025 PBRSUs of 69% for Mr. El-Khoury (73% for each other NEO). A breakdown of performance by LTI Performance Goal is shown in the chart below.

Type of Goal	LTI Performance Goal	0% Payout (Threshold)	100% Payout (Target)	150% or 200% Payout (Stretch)	Actual 2025 Performance	Resulting Goal Achievement Percentage (1)	Final Payout Percentage for First Tranche (2)
Financial	New Product Revenue	$977 million	$1.256 billion	$1.535 billion	$1.323 billion	112%	56%
	Fiscal 2025 Free Cash Flow	17.0%	25.0%	35.0%	23.7%	84%	42%
Strategic	Digital Threads Initiative	Delayed 4 weeks	Core	Core + 5 add-ons	Core + 5 add-ons	200%	200%
				First tranche combined payout percentage			69% (3)
(1) This column reflects the degree of achievement on each of the three goals, without giving effect to any TSR Adjustment. To calculate the number of PBRSUs preliminarily earned under each goal, we multiply this figure by the number of target PBRSUs granted to the NEO that were associated with that goal, then divide the result into three equal tranches. For the tranches associated with the LTI Strategic Goal, that number of PBRSUs is fixed and will be paid over a three-year period, subject to the NEO’s continued employment through each vesting date. The tranches associated with LTI Financial Goals are not fixed but rather will be adjusted, on a tranche-by-tranche basis, for our relative TSR performance over the one-, two- or three-year performance period, as applicable.
(2) This column reflects the payout percentages under each of the three goals for the first tranche, with the payout for each LTI Financial Goal reduced by 50% based on our relative TSR performance for 2025.
(3) Reflects the payout percentage to our CEO; for each other NEO, this payout percentage was 73%.

Payout on each of the second and third tranches (in 2026 and 2027, respectively) will be adjusted based on our relative TSR for the applicable two- or three-year period once those performance periods are complete. Based on performance thus far, the combined payout percentage for each of the second and third tranches of our 2025 PBRSUs will range between 69-148% of target (for the CEO) and between 73-152% of target for each other NEO.

Relative TSR Results Reduced Payouts on 2023 and 2024 PBRSUs. In early 2026, the HCC Committee reviewed our two- and three-year relative TSR results for purposes of determining the final payouts under our 2024 and 2023 PBRSUs, respectively. Based on these results, the payouts related to financial metrics for each were reduced by 50%, resulting in the following overall combined payouts for each award:

Award	Tranche	Step 1 Payout Percentage (1) (%)	Relative TSR Performance Period	Resulting Relative TSR Percentile	Final Combined Payout Percentage (2) (%)	Compared to Maximum Possible Payout Percentage (%)
2023 PBRSUs	Third (Final)	133%	1/1/2023-12/31/2025	24th Percentile	104%	213%
2024 PBRSUs	Second	111%	1/1/2024-12/31/2025	15th Percentile	89%	213%
(1) Reflects the combined payout percentage for the award before any relative TSR adjustment.
(2) Reflects the final combined payout percentage after application of the relative TSR adjustment (Step 2). For both 2023 PBRSUs and 2024 PBRSUs, this resulted in a 50% reduction in payouts related to financial metrics.

All Other Compensation Programs

Post-Termination Compensation. In addition to the compensation received by our NEOs during 2025 and the other benefits under our programs available to all eligible employees, we also provide certain post-termination benefits to our executive officers as described below.

Employment Agreements. We are party to an employment agreement with each of our NEOs. Under his agreement, each NEO would be entitled to certain post-termination payments in the event of a qualifying termination (whether in connection with, or outside of, a change in control). For more detail regarding the severance and change in control provisions of the employment agreements, see “Compensation of Executive Officers — Employment Agreements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change in Control” below in this proxy statement.

Release Requirement and Restrictive Covenants. The HCC Committee believes that our post-termination compensation and related arrangements with our NEOs are aligned with existing market practices related to, and are consistent with, the
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Compensation of Executive Officers
principal objectives of our compensation programs. To the extent a NEO’s employment agreement contains severance benefits or a change in control provision, those benefits are predicated upon the NEO being terminated without cause (or resigning for good reason). In addition, an NEO’s receipt of any severance benefits is conditioned upon the NEO signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, all of which serve the best interests of onsemi and our stockholders.

Advantages of Our Double-Trigger Change in Control Arrangements. The HCC Committee believes that our management plays a critical role in the success of our Company and that it is important to protect them with a baseline of guaranteed compensation in the event of an involuntary (or constructive) termination in connection with a change in control. Change of control protections for our executive officers and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our executives will be materially consistent with the interests of other stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of onsemi.

Non-Qualified Deferred Compensation Plan. We sponsor a non-qualified deferred compensation plan for senior officers (our NQDC Plan). Under the NQDC Plan, which is administered by the HCC Committee, eligible participants may elect to defer receipt of up to 80% of their cash compensation (base salary and/or STI payments) for a given year. The NQDC Plan consists solely of participant funds as the Company does not make any employer contributions, which would require HCC Committee approval. Participation is voluntary and deferral elections do not carry over from one year to the next; rather, participants must make deferral elections annually in the year prior to the year in which the compensation is earned. Participants may choose to have their deferred compensation paid in a lump sum or up to ten annual installments although all deferred amounts will be paid out in a single lump sum upon a participant’s death. As of December 31, 2025, none of our NEOs have elected to participate in the NQDC Plan.

Limited Perquisites. Consistent with our pay-for-performance compensation philosophy, we provide our executive officers with the following limited perquisites:

•a monthly auto allowance;
•enhanced coverage for life insurance (coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two times base salary that is afforded to all employees);
•an executive physical examination;
•financial planning services reimbursement up to $10,000 per year; and
•certain digital home security and data protection services, at a cost of approximately $7,500 per executive per year.

The HCC Committee believes these limited perquisites help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to us.

Other Benefit Plans and Programs. We do not currently offer any executive retirement plans or pension benefits. Executives are eligible to participate in benefit programs available to all of our full-time employees. These generally available programs, which are designed to provide competitive capital accumulation and other benefits, include:

•a tax-qualified employee stock purchase plan;
•a 401(k) savings plan; and
•medical, dental, disability and life insurance programs.

Process and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our HCC Committee is primarily responsible for establishing the compensation programs for our NEOs and other senior executives, including the CEO, as well as monitoring, annually reviewing and approving the goals and objectives relevant to these programs.

Role of Compensation Consultants. The HCC Committee engaged FW Cook as its primary independent compensation consultant to assist in recommending the form and amount of executive and director compensation for our 2025 executive compensation programs. Among other things, with respect to our 2025 compensation programs, FW Cook:

•reviewed our executive compensation program, including a peer group review and competitive pay assessments;
•reviewed our STI and LTI programs and equity practices;
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•reviewed our non-employee director compensation program;
•provided legislative and regulatory updates;
•provided additional assistance, as requested, in analyzing and determining senior executive compensation and reviewing the CD&A; and
•attended meetings of the HCC Committee as requested.

After evaluating FW Cook’s independence in light of applicable SEC rules and Nasdaq listing standards, the HCC Committee has concluded that FW Cook is independent and that its work for the HCC Committee has not raised any conflict of interest.

In determining compensation for our executive officers and non-employee directors, the HCC Committee considers information and advice provided by its independent compensation consultant. The HCC Committee believes that FW Cook has the requisite skills, knowledge, industry expertise and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation planning, strategy and governance. While the HCC Committee considers the advice and recommendations of its independent consultant, ultimately, the HCC Committee has the decision-making authority with respect to our compensation programs, including the specific amounts paid to our executive officers.

Role of Senior Executives in Determining Executive Compensation. The HCC Committee made all compensation decisions related to our NEO compensation in 2025 except that the full Board (excluding Mr. El-Khoury) reviews and approves compensation for Mr. El-Khoury, taking into account the HCC Committee’s recommendations. However, our CEO and other senior executives regularly provide information and recommendations to the HCC Committee on the compensation and performance of other officers. Specifically, the CEO presents the HCC Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, as well as his or her strengths, areas of improvement and development plans. The senior executives also assist the HCC Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the HCC Committee from time to time. With respect to the compensation of the CEO, FW Cook works directly with the HCC Committee, which makes a recommendation to the full Board (excluding Mr. El-Khoury). No NEO or any other member of management makes recommendations on the level of his or her own compensation.

Use of Market Data. The HCC Committee considers competitive market data, among other factors, in determining the individual elements of our compensation programs and in allocating between cash and non-cash compensation and between STI and LTI compensation. Although the peer company or other survey data is a starting point and a significant factor in the HCC Committee’s compensation determinations, it is not the only factor. During 2024, FW Cook conducted an executive compensation study and made recommendations regarding changes to compensation design for our 2025 programs (the FW Cook Report). The HCC Committee used data provided in the FW Cook Report to assist in structuring the 2025 compensation packages for our NEOs.

The FW Cook Report included, among other things, a comparative analysis of our executive pay levels against both a defined group of peer companies and broader survey data. In determining whether to recommend any changes to our 2024 peer group for purposes of preparing the FWC Report, FW Cook evaluated existing and potential peer companies against the following criteria:

•revenue between approximately 0.4 to 3 times our revenue;
•twelve-month average market capitalization between approximately 0.33 to 5 times our market capitalization;
•industry screens pertaining to other semiconductor, semiconductor equipment and broader technology hardware companies;
•peer groups that Institutional Shareholder Services Inc. and Glass, Lewis & Co. LLC utilize for onsemi;
•analyses of the “peers of current peers” as of the date of the FW Cook Report and of other companies using onsemi as a benchmark; and
•onsemi’s relative TSR performance peer group.

After considering these criteria, the HCC Committee, in consultation with FW Cook, decided to make no changes to the Company’s peer group for purposes of the 2025 executive compensation program. The resulting peer group identified to inform 2025 compensation decisions (the 2025 Peer Group) consisted of:

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Compensation of Executive Officers

2025 Peer Group
Advanced Micro Devices, Inc.	Micron Technology, Inc.
Analog Devices, Inc.	Monolithic Power Systems, Inc.
Applied Materials, Inc.	NXP Semiconductors N.V.
First Solar, Inc.	Qorvo, Inc.
Lam Research Corporation	Skyworks Solutions, Inc.
Marvell Technology, Inc.	Texas Instruments Incorporated
Microchip Technology Incorporated	Wolfspeed, Inc.

At the time that this peer group was approved, the Company’s revenue and earnings before interest, taxes, depreciation and amortization approximated the peer group median and its market cap at about the 25th percentile.

In evaluating the competitiveness of the Company’s compensation program, the FW Cook Report utilized data from S&P Capital IQ as it pertained to the most recently reported four quarters, quarter or fiscal year end, as applicable.

In August 2025, the HCC Committee, working with FW Cook, approved certain changes to the executive compensation peer group for purposes of 2026 planning. The HCC Committee removed both Advanced Micro Devices, Inc. and Wolfspeed, Inc. and added five new companies (Entegris, Inc., KLA Corporation, Western Digital Corporation, Coherent Corp., and Cirrus Logic, Inc.). At the time this new 17-member peer group was approved, the Company’s revenue and earnings before interest, taxes, depreciation and amortization approximated the peer group median and its market cap at about the 40th percentile.

Other Factors. In addition to the market data provided by the independent compensation consultant, the HCC Committee also assesses other factors when making compensation decisions, including, but not limited to

•each executive’s individual responsibilities, skills, expertise and value added through performance;
•each executive’s prior compensation and LTI award accumulation;
•prior contractual commitments with the executives, such as the terms of their respective employment agreements;
•for LTI awards, equity availability and usage, the potential voting power dilution to our stockholders and the projected impact on our earnings per share for the relevant years; and
•internal pay equity, although the HCC Committee does not have a policy requiring any set levels of internal pay differentiation.

The HCC Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, gross margin improvement, free cash flow and earnings per share, and further considers downturns or volatility in general economic conditions and other issues facing the Company.

Risk Analysis. The HCC Committee considers the potential for unacceptable risk-taking in its compensation design and performs periodic risk assessments with respect to its duties and actions. The HCC Committee believes that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•Performance-based pay opportunities are designed with goals that are rigorous but attainable without the need to take inappropriate risks and with the goal of driving long-term value to our stockholders.
•Our program consists of an appropriate mix of pay elements, with total compensation not overly weighted toward any one compensation component.
•The base salaries of our NEOs, although comprising a relatively modest component of aggregate total compensation, nevertheless are adequate to discourage undue risk-taking.
•Opportunities under our STI and LTI programs are capped so that the upside potential is not so large as to encourage excessive risk-taking.
•Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.
•We generally use different performance metrics in different programs and awards, which provides balance and lessens the opportunity to take undue risk in meeting a single goal.
•The stock components inherent in our LTI program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.
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•Incentive payments and awards are subject to both our Dodd-Frank Policy (in the event of a material restatement of our financial results) as well as a broader conduct-based clawback policy.
•Consideration of the compensation design of comparator companies helps avoid unusually high pay opportunities relative to the Company’s peers.
•We utilize severance programs with reasonable terms and double-trigger change in control provisions to support retention of our executives.

Other Policies Relating to Executive Compensation

Hedging / Pledging Transactions. Under our Insider Trading Policy, certain insiders (including our NEOs and directors) are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. Our insiders are also prohibited from any pledging or margin transactions with respect to our stock including, but not limited to, holding our securities in a margin account or otherwise pledging them as collateral. We also encourage all other onsemi employees to adhere to these rules.

Stock Ownership and Retention Guidelines for Officers. We have adopted robust stock ownership guidelines for our executive officers and non-employee directors. The minimum stock ownership guideline varies based on position, ranging from two times base salary (for anyone directly reporting to the CEO who holds the title of Senior Vice President) to six times base salary for our CEO. For purposes of the guidelines, we count only fully-vested, unrestricted shares of our common stock (not any unvested equity awards). As of the record date, all of our NEOs were in compliance with these guidelines. For additional information regarding these guidelines, please see the sub-section entitled “Director and Officer Stock Ownership and Retention Guidelines” in the Stock Ownership section of this proxy statement.

Clawback Policies. We have had robust clawback policies in place since 2014, covering both financial restatements as well as misconduct, as described below. In 2023, in light of developments in SEC rules and Nasdaq listing standards regarding clawback policies, we adopted a standalone Dodd-Frank Clawback Policy (Dodd-Frank Policy) that tracks those requirements.

In addition to our Dodd-Frank Policy, our NEOs continue to be subject to our Conduct-based Clawback Policy (Conduct Policy), a version of which has been in place since 2014. The Conduct Policy applies to a broader scope of persons (including all senior vice presidents and others employed by or providing services to onsemi as determined by the HCC Committee), compensation (any incentive-based compensation, including time-based equity awards), and conduct than our Dodd-Frank Policy. Specifically, the Conduct Policy applies to (i) intentional misconduct by a covered person that is materially injurious to onsemi as determined by the Board, including conduct that contributes to an accounting restatement that would have triggered clawback from a covered person under the Dodd-Frank Policy had that person been a Section 16 officer subject to that policy; and (ii) a material breach of a material provision of written agreement between onsemi and the covered person (such as restrictive covenants in an employment agreement).

Equity Grant Timing. Under its Equity Grant Guidelines and consistent with long-standing practice, the HCC Committee approves an annual LTI program for senior officers, including each of the NEOs, at its first regular quarterly meeting of each year (typically held in February). As described under “Long-Term Incentives” above, awards granted under our annual LTI program consist of a mix of full-value awards (PBRSUs and RSUs); the Company does not grant stock options. The HCC Committee does not consider the timing of the release of material nonpublic information when determining the timing of LTI awards and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Accounting and Tax Considerations on Executive Compensation

Accounting considerations play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on GAAP), which reduces the amount of our reported profits under GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, the share amounts and the fair values of the equity awards that are granted each year. The HCC Committee also takes into account tax and other accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

onsemi 2026 Proxy Statement     41

Compensation of Executive Officers
Compensation Committee Report
The HCC Committee has reviewed and discussed the CD&A with management. Based on such review and discussion, the HCC Committee recommended to the Board that the CD&A be included in the Form 10-K and this proxy statement. This report is submitted by the HCC Committee.

Christine Y. Yan, Chair
Thomas L. Deitrich
Paul A. Mascarenas
Gregory L. Waters

The following tables set forth information concerning compensation earned by or paid to our NEOs for services provided to onsemi for the periods indicated.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Hassane El-Khoury President and Chief Executive Officer	2025	1,200,000	16,436,467	—	42,399	17,678,866
	2024	1,200,000	29,889,669	—	41,509	31,131,178
	2023	1,130,769	17,733,531	1,060,163	41,050	19,965,513
Thad Trent Executive Vice President and Chief Financial Officer	2025	675,000	5,906,457	469,631	43,911	7,094,999
	2024	675,000	10,706,768	—	43,213	11,424,981
	2023	649,038	6,352,386	440,736	42,832	7,484,992
Sudhir Gopalswamy Group President, AMG and ISG	2025	600,000	4,429,851	363,840	43,822	5,437,513
	2024	580,769	8,030,122	—	33,052	8,643,943
	2023	470,577	2,450,469	188,091	36,500	3,145,637
Simon Keeton (4) Group President, PSG	2025	600,000	4,429,851	264,720	36,861	5,331,432
	2024	600,000	8,030,122	—	35,952	8,666,074
	2023	574,038	4,764,335	290,099	37,965	5,666,437

(1) Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and RSUs computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the date of grant, except that the grant date value of the relative TSR component of our PBRSUs is determined by a third-party valuation firm based on probable outcomes. For 2025, each of our NEOs received a grant under our 2025 LTI program (2025 PBRSUs and 2025 RSUs). For the 2025 PBRSUs, this valuation was based upon a 100% attainment, which represents the probable outcomes of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period, determined as of the grant date, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2025. The estimated number of units that is expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the Company's quarterly and annual financial statements. We further discuss the assumptions we made in the valuation of stock awards in Note 11 of the Notes to Consolidated Financial Statements in the Form 10-K. At maximum, the 2025 PBRSUs would pay out to the applicable NEOs as follows: Mr. El-Khoury: $17,955,500; Mr. Trent: $5,560,230; and each of Messrs. Gopalswamy and Keeton: $4,170,178.
(2) The amounts in this column reflect annual cash incentives actually earned by the NEO under our STI program. As previously disclosed, Mr. El-Khoury elected to forgo any potential payout under the 2025 STI program in light of the Company’s restructuring efforts although he continued to track, score and report his goals to the Committee and Board consistent with normal practice. Absent this election, Mr. El-Khoury would have been entitled to an STI payout of approximately $1,236,270 based on performance. For more information, please see “Our 2025 Incentive Programs — Short-Term Cash Incentive Program” in the CD&A.

(3) For 2025, amounts in this column consist of the following:
Name	Company Contributions Under 401(k) Plan ($)	Executive Group Term Life Insurance Imputed Income ($)	Premiums Paid by the Company for Basic Life Insurance and Accidental D&D Insurance ($)	Car Allowance ($)	Financial Planning Services ($)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments ($)	Executive Home Cybersecurity Protections* ($)
Hassane El-Khoury	14,000	810	1,380	14,400	10,000	1,150	659
Thad Trent	14,000	2,322	1,380	14,400	10,000	1,150	659
Sudhir Gopalswamy	14,000	2,233	1,380	14,400	10,000	1,150	659
Simon Keeton	14,000	2,622	1,380	14,400	2,650	1,150	659
* In August 2025, following a comprehensive review of executive security practices, the HCC Committee approved a program that provides certain senior officers, including each of our NEOs, with digital home security and data protection services. These services enable senior officers and their families to maintain strong cybersecurity practices and to minimize exposure to personal data breaches or home network intrusions that could pose risks to the Company. Under current SEC guidance, the cost of these services is reportable as a perquisite to the executive. The estimated annual cost of these services is approximately $7,500 per year for each senior officer.
(4) As previously disclosed, Mr. Keeton stepped down from all officer positions on March 9, 2026 and will depart the Company on June 30, 2026.
42     onsemi 2026 Proxy Statement

Compensation of Executive Officers
Grants of Plan-Based Awards in 2025

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock Awards (4) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Hassane El-Khoury	2/21/2025	Annual Incentive(5)	—	—
	2/21/2025	RSUs					92,970	5,025,029
	2/21/2025	PBRSUs			216,929	480,335		11,411,438
Thad Trent	2/21/2025	Annual Incentive	843,750	1,687,500
	2/21/2025	RSUs					44,404	2,400,036
	2/21/2025	PBRSUs			66,605	147,081		3,506,421
Sudhir Gopalswamy	2/21/2025	Annual Incentive	600,000	1,200,000
	2/21/2025	RSUs					33,303	1,800,027
	2/21/2025	PBRSUs			49,954	110,311		2,629,824
Simon Keeton	2/21/2025	Annual Incentive	600,000	1,200,000
	2/21/2025	RSUs					33,303	1,800,027
	2/21/2025	PBRSUs			49,954	110,311		2,629,824
(1) Amounts in these columns represent the range of possible payouts under our 2025 STI program. The 2025 STI program does not have a threshold payout and the maximum that may be earned is 200% of target. If we do not achieve minimum performance levels on the metrics in the Corporate Multiplier, no payouts would be earned. For more information on the 2025 STI program, please see “Our 2025 Incentive Programs — Short-Term Cash Incentive Program” in the CD&A.
(2) The amounts shown in these columns represent the number of shares that may be earned under the 2025 PBRSUs, which were granted to our NEOs under our 2025 LTI program and the SIP. The amounts in the “Target” column represent the total number of 2025 PBRSUs that could be earned, assuming that all performance goals are achieved at target. The amounts in the “Maximum” column represent the total number of PBRSUs that could be earned, assuming that all performance goals are achieved at stretch levels and, for each tranche of PBRSUs related to financial goals, that our relative TSR exceeds the stretch level for each of the three TSR performance periods (combined maximum of 221.4% of target for Mr. El-Khoury and 220.8% for the other NEOs). If our performance results for the 2025 LTI Performance Goals do not exceed minimum performance levels, all of the PBRSUs will be forfeited.
(3) This column represents time-based RSU awards made to our NEOs in 2025.
(4) The amounts in this column represent the grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For more details, please see footnote 1 to the SCT.
(5) Prior to the Committee's approval of the 2025 STI program, Mr. El-Khoury waived his right to any payout under it, in light of the Company's restructuring efforts. Had he participated, his target bonus would have been $2,100,000 and his maximum would have been $4,200,000 (unchanged from 2024).

Other Material Factors — Summary Compensation Table and Grants of Plan-Based Awards in 2025 Table
For additional information regarding the material terms of each NEO’s employment agreement, see “Employment Agreements” in this proxy statement.

For additional information regarding compensation disclosed in the SCT and Grants of Plan-Based Awards in 2025 Table, please refer to the “Our 2025 Incentive Programs” section of the CD&A.

onsemi 2026 Proxy Statement     43

Compensation of Executive Officers
Outstanding Equity Awards at Fiscal Year-End 2025

			All Other Stock Awards (1)		Equity Incentive Plan Awards (2)
Name	Grant Date	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Hassane El-Khoury	2/21/2023	RSUs	28,170	1,525,406
	2/21/2023	PBRSUs	43,898	2,377,101
	2/21/2024	RSUs	57,545	3,116,062
	2/21/2024	PBRSUs (4)	67,091	3,632,983	28,807	1,559,879
	2/21/2024	PBRSUs (5)	107,898	5,842,677	107,898	5,842,677
	2/21/2025	RSUs	92,970	5,034,326
	2/21/2025	PBRSUs (6)	90,965	4,925,741	173,534	9,396,839
Thad Trent	2/20/2023	RSUs	10,091	546,428
	2/20/2023	PBRSUs	15,723	851,422
	2/21/2024	RSUs	20,613	1,116,194
	2/21/2024	PBRSUs (4)	24,032	1,301,325	10,320	558,804
	2/21/2024	PBRSUs (5)	38,650	2,092,898	38,650	2,092,898
	2/21/2025	RSUs	44,404	2,404,477
	2/21/2025	PBRSUs (6)	31,049	1,681,276	52,815	2,859,932
Sudhir Gopalswamy	2/20/2023	RSUs	2,859	154,815
	2/20/2023	PBRSUs	4,455	241,230
	5/26/2023	RSUs	923	49,980
	5/26/2023	PBRSUs	1,438	77,857
	2/21/2024	RSUs	15,460	837,159
	2/21/2024	PBRSUs (4)	18,024	976,006	7,738	418,994
	2/21/2024	PBRSUs (5)	28,988	1,569,700	28,988	1,569,700
	2/21/2025	RSUs	33,303	1,803,357
	2/21/2025	PBRSUs (6)	23,286	1,260,943	39,611	2,144,961
Simon Keeton	2/20/2023	RSUs	7,568	409,807
	2/20/2023	PBRSUs	11,792	638,542
	2/21/2024	RSUs	15,460	837,159
	2/21/2024	PBRSUs (4)	18,024	976,006	7,738	418,994
	2/21/2024	PBRSUs (5)	28,988	1,569,700	28,988	1,569,700
	2/21/2025	RSUs	33,303	1,803,357
	2/21/2025	PBRSUs (6)	23,286	1,260,943	39,611	2,144,961
(1) Represents unvested awards that remain subject to the NEO’s continued employment through the applicable vesting date and all other terms and conditions of the SIP and the award agreement. These include unvested time-based RSUs, which vest in three equal installments on the first three anniversaries of the grant date, and any unvested PBRSUs for which all performance criteria were complete on or before December 31, 2025.
(2) Represents outstanding PBRSUs that, as of December 31, 2025, remain subject to performance conditions, the NEO’s continued employment through the applicable vesting date, and all other terms and conditions of the SIP and the award agreement. The number of PBRSUs reported in this column assumes maximum performance on the remaining metric (relative TSR over a three-year period), which would increase payouts, on a tranche-by-tranche basis, by 150% of the number of PBRSUs calculated as earned based on one-year financial metrics for the annual grants. However, the actual relative TSR Adjustment may range between a reduction of 50% to the maximum increase of 150%. The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards that were expected to vest as of December 31, 2025. For the Value Creation grants, the relative TSR is over a five-year period and a 65th percentile or higher relative TSR would increase payouts by 200%.The minimum number of PBRSUs is 100%. The estimated number of units that are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the preparation of the Company’s quarterly and annual financial statements.

(3) The dollar values in this column are calculated by multiplying the closing market price of our common stock on December 31, 2025 ($54.15) by the number of RSUs or PBRSUs shown as held by the NEO. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2025.
(4) For these 2024 PBRSUs, the number shown under “All Other Stock Awards” reflects the total number of PBRSUs earned in the second tranche, including the two-year TSR Adjustment. Our relative TSR performance did not meet the target level, which meant that the number of PBRSUs earned in the second tranche, as originally determined on the basis of 2024 financial metrics, was multiplied by 50% to determine the payout. This second tranche of PBRSUs vested on February 6, 2026. The number shown under “Equity Incentive Plan Awards” reflects the number of PBRSUs in the third tranche, as calculated based on our performance on 2024 financial metrics and assuming the maximum three-year TSR Adjustment. Following the end of the three-year performance period, the HCC Committee will certify the number of PBRSUs earned in that tranche based on our actual relative TSR performance, and those PBRSUs will vest in February 2027 subject to the NEO’s continued employment through that date.
44     onsemi 2026 Proxy Statement

Compensation of Executive Officers

(5) Represents a Value Creation grant of PBRSUs, which will vest in three annual installments over a five year period, beginning on the third anniversary of the date of grant. If our relative TSR for the applicable three-, four- and five-year period meets of exceeds the 65th percentile, the NEO will earn 200% of the target units in that tranche.
(6) For our 2025 PBRSUs, the number shown under “All Other Stock Awards” reflects one-third of the number of PBRSUs calculated as earned under the LTI Financial Goals (the first tranche), including the one-year TSR Adjustment, plus all PBRSUs calculated as earned under the LTI Strategic Goal (all three tranches), as the performance period ended on December 31, 2025 for each of those components. We achieved a combined 95% on the LTI Financial Goals (92% for Mr. El-Khoury) and 200% on the LTI Strategic Goal. In addition, our one-year relative TSR performance was at the 6th percentile, which meant that the number of PBRSUs in the first tranche calculated as earned under the LTI Financial Goals was multiplied by 50% to determine the payout on that portion of the award, for a combined first tranche payout on all LTI Performance Goals of 73% (69% for Mr. El-Khoury). The remainder of the 2025 PBRSUs (the second and third tranches of the PBRSUs tied to, and calculated as earned under, the LTI Financial Goals) is reported under “Equity Incentive Plan Awards,” assuming maximum TSR Adjustment for each. The first tranche of PBRSUs vested on February 10, 2026, following the HCC Committee’s certification of performance, while the second two tranches, with the PBRSUs tied to LTI Financial Goals to be further adjusted for our actual two- or three-year relative TSR performance, will vest in February of 2027 and 2028, respectively, in each case, subject to the NEO’s continued employment through the vesting date. For more information on these awards, please see the section entitled “Our 2025 Incentive Programs — Long-Term Incentive Program” in our CD&A.

2025 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Hassane El-Khoury	266,955	13,595,360
Thad Trent	94,084	4,801,323
Sudhir Gopalswamy	48,403	2,425,063
Simon Keeton	62,531	3,197,647
(1) This column represents the total number of shares underlying RSUs and PBRSUs that vested in 2025. RSUs and PBRSUs were the only types of LTI awards held by our NEOs during 2025.
(2) The value realized equals the number of shares of stock vested multiplied by the market value of one share of our common stock on the date of vesting or, if the vesting date is not a trading date, the immediately preceding trading date.

onsemi 2026 Proxy Statement     45

Compensation of Executive Officers
Employment Agreements
The following chart summarizes the compensation and benefits to which each of our NEOs would be entitled to upon certain qualifying terminations under existing contractual agreements as of December 31, 2025.

NEO	Type of Compensation	No Change in Control		In Connection with a Change in Control		Death or Disability	All Other Terminations
		Termination without Cause	Resignation for Good Reason	Double Trigger (Termination without Cause or Resignation for Good Reason)	Single Trigger (no Termination)
Mr. El-Khoury	Cash Severance	2x annual base salary	2x annual base salary	2x annual base salary	n/a	n/a	n/a
	STI Payment	1x target STI	1x target STI	2x target STI	n/a	pro rata (based on prior year actual)	n/a
	Unvested RSUs	pro rata vesting	pro rata vesting	full vesting	n/a	n/a	n/a
	Unvested PBRSUs	pro rata vesting (based on actual performance)	pro rata vesting (based on actual performance)	full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	2 years	2 years	2 years	n/a	n/a	n/a
	Outplacement Assistance	up to $25,000	up to $25,000	up to $25,000	n/a	n/a	n/a
Mr. Trent	Cash Severance	78 weeks' base salary	78 weeks' base salary	78 weeks' base salary	n/a	n/a	n/a
	STI Payment	1x target STI	1x target STI	1.5x target STI	n/a	pro rata (based on prior year actual)	n/a
	Unvested RSUs	forfeited	forfeited	full vesting	n/a	n/a	n/a
	Unvested PBRSUs	pro rata vesting (based on actual performance)	pro rata vesting (based on actual performance)	full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	2 years	2 years	2 years	n/a	n/a	n/a
	Outplacement Assistance	up to $25,000	up to $25,000	up to $25,000	n/a	n/a	n/a
Messrs. Gopalswamy and Keeton	Cash Severance	1x annual base salary	1x annual base salary	1.2x base salary	n/a	n/a	n/a
	STI Payment	1x target STI	1x target STI	1.2x target STI	n/a	pro rata (based on prior year actual)	n/a
	Unvested RSUs	forfeited	forfeited	full vesting	n/a	n/a	n/a
	Unvested PBRSUs	pro rata vesting (based on actual performance)	pro rata vesting (based on actual performance)	full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	max 2 years	max 2 years	max 2 years	n/a	n/a	n/a
	Outplacement Assistance	up to $25,000	up to $25,000	up to $25,000	n/a	n/a	n/a

General Release and Restrictive Covenants. The payment of all severance benefits to any NEO is subject to him signing (and not revoking) a general release and waiver and his compliance with the following covenants:

	Non-Solicitation Covenant	Non-Compete Covenant	Confidentiality and Non-Disparagement Covenants
Hassane El-Khoury Thad Trent Sudhir Gopalswamy Simon Keeton	During term of employment and for two years after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for one year after termination of employment, the NEO may not compete with the Company by providing services to certain companies on a specified competitor list	For an indefinite period, the NEO may not breach certain confidentiality and non-disparagement covenants

46     onsemi 2026 Proxy Statement

Compensation of Executive Officers
Potential Payments upon Termination of Employment or Change in Control
In the table below, we provide estimates of the payments that will be made to each of our NEOs upon a termination of employment or change in control of the Company. The table should be read together with the chart above and the following material assumptions.

Material Assumptions

Date of Termination. The table assumes that any triggering event (e.g., termination, resignation, Change in Control, death or disability) took place on December 31, 2025, with base salaries in effect at the end of the 2025 fiscal year being used for purposes of any severance payout calculations.

Valuation of Common Stock. Calculations requiring a per share stock price are based on the closing price of $54.15 per share of our common stock on Nasdaq on December 31, 2025.

No Single-Trigger Cash Payments or Automatic Equity Acceleration upon a Change in Control. No cash payments will be made solely because of a Change in Control. In addition, none of an NEO’s outstanding equity awards would accelerate solely upon the occurrence of Change in Control, although our HCC Committee retains discretion under the SIP to accelerate those awards.

Double-Trigger Change in Control Benefits. For each NEO, the cash payments and any acceleration of equity awards described under the heading “Potential Payments upon Termination of Employment or Change in Control” would be triggered only upon a termination without “Cause” or resignation for “Good Reason” (as those terms are defined in the applicable employment agreement) within two years following a Change in Control.

STI Program. Under the terms of our STI program, employees must remain employed through the payment date (typically in late March of the following year) in order to receive a payout, which means that a NEO whose employment terminates on December 31, 2025 would not be entitled to a 2025 STI program payment except as otherwise provided in the applicable employment agreement.

Exclusion of Benefits Generally Available to All Employees. The amounts below do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis.

Continuation of Medical Benefits and Other Benefits. The table includes certain medical, disability or outplacement services benefits that would be payable on certain terminations (“Additional Benefits”) as provided in the applicable employment agreement and detailed in the above chart.

Exclusion of Life Insurance Proceeds. The tables do not include amounts (see footnote (3) to the SCT) payable by us on behalf of each applicable NEO to cover the cost of an additional $500,000 of life insurance, which is a benefit not generally available to all employees on a non-discriminatory basis that would be triggered in the event of the death of the NEO.

Retirement. Retirement is treated as an “All Other Termination” in the tables.

No Off-setting Employment. For purposes of the table, we have assumed that each NEO was not able to obtain comparable employment during the applicable period, which might offset our obligations if provided in the applicable employment agreement.

onsemi 2026 Proxy Statement     47

Compensation of Executive Officers

Potential Payments upon Termination of Employment or a Change in Control
NEO	Type of Compensation	No Change in Control		In Connection with a Change in Control		Death or Disability	All Other Terminations
		Termination without Cause	Resignation for Good Reason	Double Trigger (Termination without Cause or Resignation for Good Reason)	Single Trigger (no Termination)
Mr. El-Khoury	Cash Severance	2,400,000	2,400,000	2,400,000	—	—	—
	STI Payment	2,100,000	2,100,000	4,200,000	—	1,060,163	—
	Accelerated RSUs/PBRSUs	16,814,530	16,814,530	34,227,294	—	—	—
	Additional Benefits (1)	52,304	52,304	52,304	—	—	—
	Total	21,366,834	21,366,834	40,879,598	—	1,060,163	—
Mr. Trent	Cash Severance	1,012,500	1,012,500	1,012,500	—	—	—
	STI Payment	843,750	843,750	1,265,625	—	440,736	—
	Accelerated RSUs/PBRSUs	4,425,308	4,425,308	12,260,481	—	—	—
	Additional Benefits (1)	58,500	58,500	58,500	—	—	—
	Total	6,340,058	6,340,058	14,597,106	—	440,736	—
Mr. Gopalswamy	Cash Severance	600,000	600,000	720,000	—	—	—
	STI Payment	600,000	600,000	720,000	—	290,099	—
	Accelerated RSUs/PBRSUs	3,011,013	3,011,013	8,682,790	—	—	—
	Additional Benefits (1)	52,304	52,304	52,304	—	—	—
	Total	4,263,317	4,263,317	10,175,094	—	290,099	—
Mr. Keeton (2)	Cash Severance	600,000	600,000	720,000	—	—	—
	STI Payment	600,000	600,000	720,000	—	290,099	—
	Accelerated RSUs/PBRSUs	3,318,966	3,318,966	9,195,320	—	—	—
	Additional Benefits (1)	74,091	74,091	74,091	—	—	—
	Total	4,593,057	4,593,057	10,709,411	—	290,099	—
(1) This figure represents the estimated cost of continuation of benefits, based on the NEO’s elections as in effect on December 31, 2025, and the maximum permitted outplacement assistance.
(2) As previously disclosed, Mr. Keeton’s employment will end on June 30, 2026. In accordance with the terms of his employment agreement, upon his departure, Mr. Keeton will be eligible to receive the compensation and benefits due to him upon a termination without cause as set out in this table.

onsemi 2025 Pay Ratio Disclosure
We maintain a global manufacturing network with a significant majority of our employees based outside of the U.S. while many of our peers are fabless companies and/or have a predominance of U.S.-based employees. Given this disparity, our pay ratio disclosure includes both our median employee as determined under SEC rules and a second, supplemental ratio comparing CEO pay to that of our median U.S.-based non-manufacturing employee.

For 2025:

•the annual total compensation of our median employee (other than Mr. El-Khoury, our CEO) was $14,060;
•the annual total compensation of our median U.S.-based non-manufacturing employee (other than Mr. El-Khoury) was $195,164; and
•the annual total compensation of Mr. El-Khoury, as reported in our SCT, was $17,678,866.

Based on this information, for 2025, the ratios of the annual total compensation of Mr. El-Khoury to the annual total compensation of our median employee and to the annual total compensation of our median U.S.-based non-manufacturing employee were 1,257 to 1 and 91 to 1, respectively.

We calculated these pay ratios using the following assumptions and principles:

Methodology for Determining our Median Employees. To determine our median employees, we surveyed our global employee population as of December 31, 2025 from our human resources system of record, using cash compensation as the basis for comparison. We define cash compensation as base pay, overtime pay and STI compensation, which includes all commissions and bonuses. We did not annualize the compensation of any employees who did not work for us or our consolidated subsidiaries for the full year. As a significant percentage of our workforce is based outside the U.S., we converted amounts paid in foreign currency to U.S. dollars using our calculated corporate treasury exchange rate for
48     onsemi 2026 Proxy Statement

Compensation of Executive Officers
January 2026 but did not make any cost-of-living adjustments. We excluded the value of annual equity awards and certain employee allowances, as those items are neither widely nor uniformly distributed across our employee population and thus do not reasonably reflect the annual compensation of our employees.

Identification of Our Median Employees. Using the methodology described above, we determined that the median employee was a full-time technician located in the Philippines and the median U.S. non-manufacturing employee was a full-time engineer located in Detroit, Michigan.

Calculating Total Compensation for Our Median Employees. For purposes of determining the pay ratios, we calculated annual total compensation for each of our median employees using the same methodology we use for our NEOs in the SCT.

We believe that these pay ratios are reasonable estimates calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices and workforce composition, the pay ratios reported by other companies may not be comparable to ours.

2025 Pay versus Performance
The table below compares the pay of our principal executive officer (PEO) and the average pay of all other NEOs to our performance on certain metrics during each of the last five fiscal years (2021, 2022, 2023, 2024 and 2025). In this table, executive pay is presented in two ways: (i) total compensation as disclosed in the SCT for the relevant year and (ii) “compensation actually paid” (CAP) for the same year, calculated as required by SEC rules, which is intended to, among other things, adjust SCT totals to capture actual payouts from equity awards vesting during a given year as well as year-over-year changes in the value of unvested equity awards that are outstanding at the end of that year.

Graphs illustrating the relationship between executive pay and each of these metrics are located below the table.

For further information regarding our pay-for-performance philosophy and how we align executive compensation with our performance, please see our CD&A.

Pay versus Performance Table
	PEO		All Other NEOs (1)		Value of Initial Fixed $100 Investment Based On (2):			CSM (3)
Year	SCT Total (4) ($)	CAP (5) ($)	Average SCT Total (4) ($)	Average CAP (5) ($)	Company TSR ($)	Peer Group TSR ($)	Net Income ($ millions)	Revenue ($ millions)
2025	17,678,866	5,241,414	5,954,648	2,651,271	165	268	121	5,995
2024	31,131,178	20,062,649	9,578,450	6,377,117	259	269	1,573	7,082
2023	19,965,513	35,879,947	4,730,325	8,918,083	343	226	2,184	8,253
2022	16,519,702	20,249,043	3,699,715	2,710,546	256	137	1,902	8,326
2021	12,825,562	37,831,495	4,014,944	10,996,407	279	213	1,010	6,740
(1) All Other NEOs refers to all named executive officers, other than the PEO, who were designated as such under the SEC’s executive compensation disclosure rules based on their position and the compensation paid to them during the relevant year shown in the chart. All Other NEOs for each year consists of the following officers: for 2025 and 2024, Messrs. Trent, Gopalswamy and Keeton; for 2023, Messrs. Trent, Gopalswamy, Keeton and former officer Ross Jatou; for 2022, Messrs. Trent, Keeton, Jatou, and former officers Robert Tong and Vince Hopkin; and for 2021, Messrs. Trent, Keeton, Jatou and Hopkin, as well as former officers George H. Cave and Bernard Gutmann.
(2) Represents one-, two-, three-, four- and five-year cumulative TSR assuming a $100 investment on December 31, 2020. For purposes of our peer group TSR, we selected the PHLX Semiconductor Sector Index (SOX), which we also use for comparison purposes in the five-year cumulative stock performance graph included in our annual report to stockholders. Our TSR performance relative to a smaller group of peer companies is a key performance metric in determining compensation actually paid to our NEOs, as identified below under “Most Important Performance Metrics.”
(3) For purposes of this chart, we have selected revenue as our company-selected metric (CSM).
(4) The totals in these columns reflect amounts reported in our SCT for the applicable year.
(5) To calculate compensation actually paid (CAP), the corresponding SCT total was adjusted as detailed below as required by SEC rules. For a reconciliation of SCT to CAP, please see the next two tables.
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Compensation of Executive Officers

SCT to CAP Reconciliation — PEOs (A)
		Adjust Value of Current Year’s Equity Grant		Adjust for Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total ($)	Subtract Grant Date Fair Market Value as reported in SCT ($)	Add Fair Market Value at 12/31 ($)	Unvested Awards as of 12/31 ($)	Vested during Year ($)	Forfeited during Year ($)	Ending CAP ($)
2025	17,678,866	(16,436,468)	12,870,219	(6,557,447)	(2,313,756)	—	5,241,414
2024	31,131,178	(29,889,669)	23,695,160	(7,142,650)	2,268,630	—	20,062,649
2023	19,965,513	(17,733,531)	21,898,735	3,496,312	8,252,918	—	35,879,947
2022	16,519,702	(12,557,026)	18,713,998	(3,109,730)	682,099	—	20,249,043
2021	12,825,562	(9,413,592)	20,760,924	12,588,427	1,070,174	—	37,831,495
(A) In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year, with no material changes to the underlying assumptions for any of the awards since grant date except that probable outcomes may have changed. For more information, please see Note 1 to the SCT.

SCT to CAP Reconciliation — Average of All Other NEOs (A)
		Adjust Value of Current Year’s Equity Grant		Adjust for Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total ($)	Subtract Grant Date Fair Market Value as reported in SCT ($)	Add Fair Market Value at 12/31 ($)	Unvested Awards as of 12/31 ($)	Vested during Year ($)	Forfeited during Year ($)	Ending CAP ($)
2025	5,954,648	(4,922,054)	4,142,876	(1,890,252)	(633,947)	—	2,651,271
2024	9,578,450	(8,922,338)	7,073,272	(1,723,380)	371,113	—	6,377,117
2023	4,730,325	(3,921,173)	4,820,751	951,556	2,336,624	—	8,918,083
2022	3,699,715	(2,542,484)	2,887,979	(700,029)	(413)	(634,222)	2,710,546
2021	4,014,944	(2,955,672)	6,317,938	4,106,036	228,638	(715,477)	10,996,407
(A) In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year, with no material changes to the underlying assumptions for any of the awards since grant date except that probable outcomes may have changed. For more information, please see Note 1 to the SCT.

The Relationship between CAP and Selected Performance Measures

The following graphs illustrate how CAP compares to each of the performance metrics in the main Pay versus Performance table.

As discussed in our CD&A, annual equity awards represent the most significant portion of each executive officer’s compensation. In addition, Mr. El-Khoury’s value creation package, granted in early 2024, included an award of PBRSUs with payout tied to our TSR performance over three-, four- and five-year periods (each beginning on January 1, 2024) as compared to a defined group of peer companies. As a result, over the five-year period covered by the table, CAP to PEO aligns most closely with our TSR.

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Compensation of Executive Officers

Most Important Performance Metrics

The following table lists five of the most important metrics that we use to link executive compensation actually paid to Company performance during the most recently completed fiscal year. For more information about how each is used in our programs, please see the section entitled “2025 Incentive Programs” in our CD&A.

Most Important Performance Measures
Revenue
Non-GAAP Gross Margin
Non-GAAP Operating Margin
Free Cash Flow
Relative TSR

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AUDIT COMMITTEE MATTERS
Proposal No. 3: Ratification of Selection of Independent Registered Public Accounting Firm
Our Board unanimously recommends a vote “FOR” the ratification of our selection of PwC as our independent registered public accounting firm for the year ending December 31, 2026.

Our Audit Committee: (i) has selected PwC as the independent registered public accounting firm to (1) audit our consolidated financial statements for the year ending December 31, 2026, and (2) render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2026; and (ii) is seeking ratification of this selection from our stockholders. PwC has served as our independent auditor continuously since 1999.

In determining whether to retain PwC as our 2026 independent auditor, our Audit Committee considered, among other things:

•the historical and recent performance of PwC on our audits;
•the breadth of knowledge of PwC with respect to our industry and business, our accounting policies and practices and our internal control over financial reporting;
•the capability and expertise of PwC in handling the breadth and complexity of our worldwide operations;
•external data on audit quality and performance, including recent PCAOB reports on PwC and its peer firms;
•the appropriateness of PwC’s fees for audit and non-audit services; and
•PwC’s independence and tenure as our independent auditor.

Based on this evaluation, our Audit Committee believes that the retention of PwC as our independent auditor for the year ending December 31, 2026 is in the best interest of us and our stockholders. Although stockholder ratification of the selection of PwC is not required, this selection is being submitted to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may reconsider the selection of PwC. Even if the selection is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a selection would be in our best interest and the best interest of our stockholders.

A representative of PwC is expected to be present at our annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2026
Although our Audit Committee may select our independent auditor without stockholder approval, the Audit Committee will consider the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter as approval of this Proposal No. 3. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

52     onsemi 2026 Proxy Statement

Audit Committee Matters
Audit Committee Report
Our Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our system of disclosure controls and procedures that may have a material impact on our financial statements (including internal control over financial reporting) and the qualifications, independence and performance of our independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace our independent registered public accounting firm. Our Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

Our Audit Committee, currently comprised of four independent non-employee directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; (iii) received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies, the processes and controls related to the President and CEO and the CFO financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to our Board that the audited financial statements be included in the Form 10-K.

It is not the duty of the Audit Committee to determine that our financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and our independent registered public accounting firm. In giving its recommendation to the Board, our Audit Committee has relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (ii) the report of our independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Susan K. Carter, Chair
Alan Campbell
Bruce E. Kiddoo
Gregory L. Waters

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Audit Committee Matters
Independent Registered Public Accounting Firm
Audit and Related Fees

Our Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit services and fees and its selection of PwC as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence. The table below sets forth the aggregate fees for audit and other services provided by PwC for each of the past two fiscal years.

Fee Type	2025 ($ in millions)	2024 ($ in millions)
Audit Fees (1)	5.9	5.3
Audit-Related Fees (2)	0.4	0.1
Tax Fees (3)	0.2	0.3
All Other Fees	—	—
Total Fees	6.5	5.7
(1) Includes fees billed or expected to be billed for each of 2025 and 2024 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. Fees for 2025 were also for professional services rendered in connection with the review of purchase accounting and acquisition matters.
(2) Includes fees billed in 2025 and 2024 for professional services rendered for the agreed upon procedures engagements.
(3) Includes fees billed or expected to be billed for each of 2025 and 2024 for professional services rendered in connection with tax consulting, tax compliance, tax audit assistance and transfer pricing.

Our Audit Committee has determined that the provision of services described above is compatible with maintaining PwC’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our Audit Committee must pre-approve all audit and permitted non-audit services (including fees and terms) to be performed by our independent registered public accounting firm, except for any de minimis non-audit services that are approved by the Audit Committee prior to the completion of the audit and that qualify for the de minimis exception under federal securities laws and regulations (the pre-approval policy).

The pre-approval policy requires the Audit Committee to pre-approve certain audit, audit-related, tax, tax-related and other services to be performed by our independent registered public accounting firm. With certain exceptions, the term of pre-approval is 12 months from the date of pre-approval. Our Audit Committee periodically revises the list of pre-approved services. The Audit Committee may delegate pre-approval authority to one or more of its members, who then must report any pre-approval decisions to our full Audit Committee at its next scheduled meeting. In granting any such pre-approvals, the Audit Committee considers the extent to which approved services could impair the independence of our independent registered public accounting firm. With respect to each proposed pre-approved service, the auditor must provide the Audit Committee, upon request, with detailed back-up documentation regarding the specific services to be performed. During 2025 and 2024, all audit and permissible non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval policy and its charter.

54     onsemi 2026 Proxy Statement

STOCK OWNERSHIP
Principal Stockholders
Except as discussed in the footnotes below, the following table sets forth certain information regarding each person known to us to be the beneficial owner of more than 5% of our common stock as of the record date. The percentages of class amounts set forth in the table below are based on 393,327,318 shares of common stock outstanding on the record date. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed as of the record date by such persons with the SEC under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC 245 Summer Street Boston, Massachusetts 02210	61,538,856 (1)	15.7%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	42,956,619 (2)	10.9%
(1) Based solely on the information contained in a Schedule 13G/A (Amendment No. 12) filed with the SEC by FMR LLC (FMR) and Abigail P. Johnson on November 5, 2025, as of September 30, 2025, FMR and Ms. Johnson are the beneficial owners of 61,538,856 shares of our common stock. FMR has sole power to vote or direct the vote with respect to 59,666,538 shares that it beneficially owns and no shared voting power. FMR and Ms. Johnson have sole power to dispose or direct the disposition of 61,538,856 shares that are beneficially owned and no shared dispositive power. The shares are beneficially owned through the following entities: Fiam LLC, Fidelity Diversifying Solutions LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC (which beneficially owns 5% or greater of the shares of the class being reported on), Fidelity Management Trust Company and Strategic Advisers LLC. Ms. Johnson is a director, the Chairman and the Chief Executive Officer of FMR. Ms. Johnson and other members of the Johnson family own directly or indirectly 49% of the voting power of FMR, and they and all of the Series B stockholders have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of such shares.
(2) Based solely on the information contained in its Schedule 13G/A, Amendment No. 3 filed with the SEC on September 10, 2024, as of August 31, 2024, BlackRock, Inc. (BlackRock) is the beneficial owner of 42,956,619 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of 42,956,619 shares of our common stock and no shared dispositive power. BlackRock has the sole power to vote or direct the voting of 40,092,936 shares of our common stock and no shared voting power. The shares are beneficially owned through the following entities: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock France SAS, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.

onsemi 2026 Proxy Statement     55

Stock Ownership
Share Ownership of Directors and Executive Officers
The following table sets forth certain information, as of the record date, regarding beneficial ownership of our common stock by each director, each NEO and our current directors and executive officers as a group. The percentages set forth in the table below are based on 393,327,318 shares of common stock outstanding on the record date. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the record date (such as the vesting of RSUs). Unless otherwise indicated, individuals in the following table have sole voting and investment power over the reported shares.

	Common Stock
Name of Beneficial Owner	Total (1)	Percentage Ownership
NEOs
Hassane El-Khoury	710,054	*
Thad Trent	221,220	*
Sudhir Gopalswamy	63,422	*
Simon Keeton (2)	110,313	*
Directors		*
Alan Campbell (retiring)	84,689	*
Susan K. Carter	23,652	*
Thomas L. Deitrich	24,074	*
Bruce E. Kiddoo	17,230	*
Paul A. Mascarenas	47,183	*
Gregory L. Waters	39,538	*
Christine Y. Yan	38,532	*
All current directors and executive officers as a group (10 persons)	1,379,907	*
* Less than 1% of the total voting power of the outstanding shares of common stock.
(1) For each non-employee director other than Mr. Mascarenas and Ms. Yan, this figure includes 5,054 shares of restricted stock that are scheduled to vest on the day prior to the annual meeting. Each of Mr. Mascarenas and Ms. Yan elected to defer receipt of his or her 2025 stock grant, which will vest on the day prior to the annual meeting but will pay out in shares at a later date in accordance with the director’s election.
(2) As previously disclosed, Mr. Keeton stepped down from all officer positions on March 9, 2026 and will depart the Company on June 30, 2026.

Insider Trading Policy
We have adopted an insider trading policy (the Insider Trading Policy) that governs the purchase, sale and other dispositions of our securities and applies to all onsemi personnel, including directors, officers, employees and other covered persons. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the applicable Nasdaq listing standards. Although the Company is not subject to the Insider Trading Policy, it is the Company’s practice to comply with applicable insider trading laws, rules and regulations, and the applicable Nasdaq listing standards. The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the Insider Trading Policy incorporated by reference as Exhibit 19.1 to the Form 10-K.

Hedging and Pledging Restrictions
Under our Insider Trading Policy, officers, directors and certain other specified key employees who have regular access to financial or other material information prior to the time the information is disclosed to the public (our insiders) may not engage in short sales of our securities or buy or sell financial instruments, including, without limitation, puts, calls or other derivatives of our securities, prepaid variable forwards, equity swaps, collars and exchange funds, or otherwise engage in hedging or monetization transactions, in any such case that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities or that otherwise have economic consequences comparable to the same. Our insiders are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. Each insider is also responsible for transactions of specified family members and controlled entities and such transactions are subject to the same restrictions as if entered into for the account of the insider. We also encourage our employees who are not insiders to adhere to these rules.
56     onsemi 2026 Proxy Statement

Stock Ownership
Director and Officer Stock Ownership and Retention Guidelines
In order to align directors’ and officers’ interests and objectives with those of our stockholders, and to further promote our longstanding commitment to sound corporate governance, we have established the following guidelines for onsemi stock ownership and retention:

Guideline	Non-Employee Directors	Officers
Stock Ownership
• A minimum of five times base annual cash retainer fee as of January 1 (1)
•Based on the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (i.e., the fourth quarter of the prior fiscal year)

•CEO: a minimum of six times annual base salary
•Executive Vice Presidents and Group Presidents: a minimum of three times annual base salary
•Senior Vice Presidents who report directly to the CEO: a minimum of two times annual base salary
•Based on the base salary of the employee as of January 1 and the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (2)

Time Period to Meet Stock Ownership	• Within five years of joining the Board	•Within five years from the date on which the officer first became subject to the applicable guideline
Qualifying Shares
•Shares purchased on the open market
•Shares issued in lieu of cash fees under the Stock Election and Deferral Plan
•Vested shares or stock units from equity-based awards granted by the Company (including vested units subject to a deferral election under the Stock Election and Deferral Plan)
•Shares owned jointly with, or separately by, a spouse and/or minor children

•Shares purchased on the open market
•Shares obtained through exercises of stock options granted by the Company
•Vested stock units from RSU awards or other LTI awards granted by the Company
•Shares obtained through the ESPP
•Shares owned jointly with, or separately by, a spouse and/or minor children

Remedy for Failure to Comply
•Meeting with Chair of the Board to formulate an individualized and structured plan to ensure compliance (3)
•Failure to comply with the plan will make a non-employee director ineligible for re-election at the next annual meeting of stockholders
•Non-employee directors are expected to retain all of the net shares of Company stock or equity-based awards received until the guideline is met

•Meeting with HCC Committee to formulate an individualized and structured plan to ensure compliance
•At any time when the ownership guideline is not met, the officer is expected to retain all of the net shares of Company stock or equity-based awards received until such ownership guideline is met

(1) For non-employee directors appointed or elected after January 1, for the first year of service, the guideline is based on the retainer for such director at the date of appointment or election.
(2) For officers hired after January 1, for the first year of employment, the guideline will be based on the base salary for such officer at the date of hire.
(3) If the affected director is the Chair of the Board, our HCC Committee will meet with him or her to formulate the individualized compliance plan.

If compliance would create a severe hardship or for other good reasons, these guidelines may be waived for: (i) non-employee directors other than the Chair of the Board, at the discretion of the Chair of our Board; (ii) the Chair of the Board and the CEO, at the discretion of our HCC Committee; and (iii) officers, at the discretion of our HCC Committee and the CEO. It is expected that these instances will be rare.

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Stock Ownership
Equity Compensation Plan Information
The following table sets forth equity compensation plan information as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved By Security Holders (2)	5,012,423 (3)	—	34,872,829 (4)
Equity Compensation Plans Not Approved By Security Holders	—	—	—
Total	5,012,423	—	34,872,829
(1) No purchase rights were outstanding under the ESPP on December 31, 2025 and the only awards outstanding under the SIP were full value awards (RSUs and PBRSUs) that do not have an exercise price or otherwise require payment of any cash consideration.
(2) Consists of the SIP and the ESPP.
(3) Includes 5,012,127 shares of common stock subject to RSUs and PBRSUs, which entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria, and an additional number of shares representing the maximum number of shares that may be earned under all outstanding PBRSUs that provide for payout above 100%. This amount excludes purchase rights accruing under the ESPP that has a stockholder-approved reserve of 34.5 million shares. As of December 31, 2025, there were approximately 6.3 million shares available for issuance under the ESPP. See footnote (4).
(4) Includes 6,325,563 shares of common stock reserved for future issuance under the ESPP and 28,547,266 shares of common stock available for issuance under the SIP, as adjusted to account for full-value awards, which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full-value award previously awarded. However, if an award under the SIP is forfeited, terminated, canceled, expires or is paid in cash, the shares subject to such award, to the extent of the forfeiture, termination, cancellation, expiration or cash payment, may be added back to the shares available for issuance under the SIP on a 1:1 basis for options and stock appreciation rights and on a 1.58:1 basis for other awards.

STOCKHOLDER PROPOSAL
Proposal No. 4
The Company has been informed that John Chevedden, of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, intends to present the following proposal at the annual meeting. In accordance with applicable SEC rules, the proposed resolution and supporting statement, for which the Board and the Company accept no responsibility, are set forth below. All statements contained in the stockholder proposal are the sole responsibility of the proponent. Mr. Chevedden has indicated that he holds the requisite number of shares of our common stock on the date the proposal was submitted in accordance with Exchange Act Rule 14a-8 requirements. If the stockholder proponent of this proposal, or the proponent’s representative, is present at the annual meeting in person and presents the proposal for a vote, then the proposal will be voted on at the meeting. After careful consideration, the Board has determined not to make a voting recommendation with respect to this proposal.

Proposal 4 – Majority Vote Standard

Shareholders request that the Board of Directors take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.

This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that ON Semiconductor shall state in its governing documents that it shall not have any super-majority voting standards, which includes default super-majority voting standards, upon adoption of this proposal.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of ON Semiconductor, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance"
58     onsemi 2026 Proxy Statement

Stockholder Proposal
by Lucien Bebchuck, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareowners but opposed by management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.

This proposal topic received 98% support each in 2024 at annual meetings of Domino's Pizza, FMC Corporation, ConocoPhillips, Masco Corporation and Power Integrations.

Please vote yes:
Majority Vote Standard – Proposal 4

Board Statement in Response to Stockholder Proposal
The Board has carefully considered the proposal set forth above regarding to the removal of supermajority voting standards in our governing documents. While the Board disagrees with certain assertions contained in the proposal’s supporting statement and disclaims knowledge regarding the statistical information included in the statement, it would support the concept of enhanced efficiency and streamlined decision-making reflecting the will of the majority if this proposal is approved, and, accordingly, has determined to make no voting recommendation to our stockholders regarding this proposal.

The proposal is advisory in nature only. Approval of this proposal would not, by itself, implement a majority voting standard as described in the proposal, and our Board and stockholders would need to take subsequent action to amend our governing documents. Therefore, a vote in favor of the proposal would constitute a recommendation that the Board initiate this amendment process.

Vote Required for Proposal 4

Stockholder approval of this Proposal No. 4. requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board, on behalf of onsemi, of proxies to be voted at the annual meeting. We either (i) mailed you a Notice of Internet Availability of Proxy Materials (the notice) notifying each stockholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and our 2025 annual report to stockholders (collectively referred to as the proxy materials) or (ii) mailed you a paper copy of the proxy materials and a proxy card or voting instruction form in paper format. You received these proxy materials because you were a stockholder of record as of the close of business on March 17, 2026.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?
As permitted by SEC rules, we are furnishing our proxy materials online instead of mailing printed copies to each stockholder. Unless you previously requested to receive printed copies of our proxy materials, you will receive the notice by mail or e-mail. The notice will tell you how to access and review our proxy materials and how to vote your shares after you have reviewed our proxy materials. If you received the notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the notice. The notice and our proxy materials are being made available to our stockholders beginning on or about April 2, 2026.

As onsemi is committed to creating a cleaner, smarter world, we would like to emphasize that stockholders may elect to receive proxy materials, and other stockholder communications, via e-mail. Not only is this a way to mitigate the natural resource consumption, paper waste and cost associated with the printing and mailing of such materials, but it also will
onsemi 2026 Proxy Statement     59

Questions and Answers
allow stockholders to receive such items sooner than via regular mail. If you are interested in signing up for online access, please follow the instructions contained in the notice or proxy card.

If you are a beneficial holder, please contact your bank, broker, trustee or other nominee for instructions on how to opt into electronic delivery of proxy materials.

What is the date, time and location of the annual meeting?
We will hold the annual meeting at 8:00 am, local time, on Thursday, May 14, 2026, at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, subject to any adjournments or postponements. Directions to the meeting location and related information may be found on our website at www.onsemi.com/annualmeeting.

Who is entitled to vote and what constitutes a quorum?
The Board has set March 17, 2026 as the record date for the annual meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the annual meeting and will be entitled to receive notice of, and to attend and vote at, the annual meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares. For 10 days prior to the annual meeting, a list of stockholders entitled to vote at the annual meeting will be available for inspection in the office of our Legal Department, located at 5701 North Pima Road, Scottsdale, Arizona 85250, between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday.

As of the record date, there were 393,327,318 shares of our common stock outstanding and entitled to vote at the annual meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the annual meeting will constitute a quorum. Abstentions and broker non-votes are included in determining whether a quorum has been met for the annual meeting. Abstentions include shares present in person but not voting and shares represented by proxy where the holder has abstained from voting on one or more proposals.

How do I vote?
Regardless of whether you plan to attend the annual meeting, please promptly submit your proxy and voting instructions by internet, phone or mail as described herein and in the notice or, if you received printed materials, on your proxy card or voting instruction form. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays. Our stockholders are entitled to one vote for each share they held as of the record date.

Stockholders of Record
Registered stockholders (that is, stockholders who hold their shares directly with our transfer agent, Computershare) can vote in one of the following four ways:

Vote online	Vote by telephone	Vote by mail	Vote in person
Go to www.proxyvote.com to vote via the internet using the 16-digit control number you were provided on your proxy card or notice. You will need to follow the instructions on the website. Internet voting is available 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time, Wednesday, May 13, 2026.
	Call 1 (800) 690-6903 from the U.S., U.S. territories and Canada. You will need to use the 16-digit control number you were provided on your proxy card or notice, and follow the instructions given by the voice prompts. Telephone voting is available 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time, Wednesday, May 13, 2026.	If you received a printed copy of our materials, you can vote by filling out the proxy card or voting instruction form that was included in those materials and returning it in the postage-paid envelope. Your proxy card or voting instruction form must be received by us before the close of voting on the date of our annual meeting, Thursday, May 14, 2026.	You may vote in person if you or your validly designated proxy attend the annual meeting.

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Questions and Answers
If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by phone or mail.

Beneficial Owners
Please note that if the shares you own are held in “street name” by a broker, bank or other nominee (brokers), then your broker, as the record owner, will vote your shares according to the instructions you, as the beneficial owner, provide to them online, by telephone, or by mail as described above. If you wish to vote in person at the meeting, you must obtain a legal proxy from the broker that holds your shares, and bring it with you to the meeting.

What do I need to be admitted to the Annual Meeting?
You are entitled to attend the annual meeting only if you were a stockholder as of the close of business on the record date or hold a valid proxy for the annual meeting. To be admitted to the annual meeting, we may, in our sole discretion, require you to present each of the following documents as proof of ownership of onsemi stock on the record date and authority to vote the shares:

•a brokerage statement or letter from a broker indicating ownership on the record date;
•the notice of internet availability;
•a printout of the proxy distribution email (if you received your materials online) or your proxy card or voting instruction form;
•if you hold shares in “street name,” a legal proxy provided by your broker as the holder of record; and
•a form of government-issued photo identification, such as a driver’s license.

We reserve the right to deny admission to anyone who refuses to provide the applicable documents set forth above.

What vote will be required, what does the Board recommend, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

Proposal	Your Voting Options	Board Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.Election of seven directors	You may vote FOR or AGAINST each nominee or choose to ABSTAIN from voting	The Board recommends that you vote FOR each of the seven director nominees	Each nominee must receive an affirmative vote from the majority of the votes cast in his or her election	No effect	No effect
2. Advisory say-on-pay vote	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board recommends that you vote FOR this proposal	This proposal must receive an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	Treated as votes against	No effect
3. Ratification of the selection of PwC as our auditor for 2026	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board recommends that you vote FOR this proposal	This proposal must receive an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	Treated as votes against	We do not expect broker non-votes, as this is a “routine” proposal for which brokers have discretionary voting authority
4. Stockholder Proposal	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board makes NO RECOMMENDATION regarding this proposal	This proposal must receive an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	Treated as votes against	No effect
onsemi 2026 Proxy Statement     61

Questions and Answers
How are directors elected if there are more director nominees than open seats on the Board?
Under our bylaws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of open seats, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes up to the number of open seats will be elected.
In an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be required to promptly tender his or her resignation to the Board. The GS Committee, or such other committee designated by the Board for this purpose, will recommend to the Board whether to accept or reject the tendered resignation. The Board will review the GS Committee’s recommendation, decide whether to accept or reject such resignation or whether other action should be taken and publicly disclose its decision within 90 days from the date of the certification of the election results (typically on the date of the annual meeting of stockholders). Any director who tenders his or her resignation will not participate in the committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation. Any vacancies on the Board may be filled by a majority of the directors then in office or those directors, by majority vote, may choose to decrease the number of board seats. Each director elected in this manner will hold office until the next annual meeting and until his or her successor is elected and duly qualified.

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. Specifically, a broker only has discretionary authority to vote, without instructions from the beneficial owner, on “routine” items such as the ratification of the selection of an independent registered public accounting firm. A broker would not have authority to vote on any other matter proposed in this proxy statement in the absence of instructions from the beneficial owner (resulting in a broker non-vote).

The proposal relating to the ratification, on an advisory basis, of the selection of our independent registered public accounting firm is the only discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your bank, broker, trustee or other nominee will only have authority to vote your shares with respect to the ratification, on an advisory basis, of the selection of our independent registered public accounting firm (Proposal No. 3). However, even though permitted, many banks, brokers, trustees and other nominees do not vote on discretionary proposals if voting instructions from the beneficial owner have not been received.

The proposals relating to the election of directors, the compensation of our named executive officers and the stockholder proposal are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Could other matters be considered and voted upon at the annual meeting?
Other than the proposals set forth in this proxy statement, we do not intend to bring, and we are not currently aware of, any other matters to be voted on at the annual meeting. In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. If, however, other matters are properly presented at the annual meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

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Questions and Answers
Can I revoke my proxy or change my vote after I have voted?
You may revoke your proxy at any time before it is voted by attending the annual meeting and voting in person or by submitting a written notice of revocation or a properly executed proxy bearing a later date to our Secretary at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250.

Who pays for soliciting proxies?
The cost of soliciting proxies will be borne by us. We have retained Georgeson LLC (Georgeson) under an agreement to assist in the solicitation of proxies for the annual meeting. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement and to limit its aggregate liability for its services. The estimated cost for such services is $12,000, plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the above services, we will request brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use our directors, officers and/or regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, email, U.S. mail or a private delivery service.

What happens if the annual meeting is postponed or adjourned?
Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?
We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website.

MISCELLANEOUS INFORMATION
Annual Report/Form 10-K
Our 2025 annual report to stockholders (the annual report), which includes the Form 10-K (without certain exhibits that are excluded from the annual report pursuant to Rule 14a-3(b) of the Exchange Act), is being delivered concurrently with this proxy statement to all stockholders of record as of the record date. Exhibits that are excluded from the annual report as described in the previous sentence are available for the cost of photocopying. To receive a copy, please write to: Investor Relations and Corporate Development, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address
If you hold your shares through a broker and share the same address as another stockholder, you will receive only one notice or set of proxy materials, including the annual report, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate notice or set of proxy materials, or if you share the same address as another stockholder and are receiving multiple notices or sets of proxy materials and wish to receive only one, you will need to contact your broker. Each registered holder is provided with a notice or set of proxy materials; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and (i) are receiving a single notice or set of proxy materials and wish to receive separate notices or sets or (ii) are receiving multiple notices or sets of proxy materials and wish to receive only one, please contact: Investor Relations and Corporate Development, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholder Communications with the Board of Directors
We have a process by which our stockholders can send communications to the Board, and every effort is made to ensure that the Board or individual directors, as applicable, hear the views of our stockholders so that appropriate responses can
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Miscellaneous Information
be provided to our stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, Chief Legal Officer and Secretary, Paul Dutton, at the address of our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals (Non-Proxy Access)
Stockholders may present, and our GS Committee will consider, proposals for action at a future meeting if they comply with our bylaws and SEC rules. Unless the Board determines otherwise, our 2027 annual meeting of stockholders is expected to be held on May 13, 2027.

Pursuant to Exchange Act Rule 14a-8, stockholder proposals intended for inclusion in our 2027 proxy statement and acted upon at our 2027 annual meeting of stockholders must be received at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, on or prior to December 3, 2026.

Stockholder proposals submitted for consideration at the 2027 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2027 annual meeting, including stockholder nominations for candidates for election as directors, must be submitted in accordance with applicable advance notice provisions of our bylaws and must include the specified information concerning the stockholder and the proposal or nominee as described in our bylaws.

Any notice given by a stockholder pursuant to the provisions of our bylaws (other than notice pursuant to Exchange Act Rule 14a-8 or proxy access as discussed below) must be received by our Secretary no earlier than January 14, 2027, and no later than February 13, 2027. Special notice provisions apply under our bylaws if the date of the annual meeting occurs more than 30 days before or more than 30 days after the first anniversary of the preceding year’s annual meeting. A nomination or stockholder proposal that does not comply with the above procedure and other procedures described in our bylaws will be disregarded. In addition to satisfying the requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Exchange Rule Rule 14a-19(b).

Proxy Access Nominations
Our bylaws also contain a proxy access provision. Any director nomination pursuant to our proxy access bylaw must be in writing and received by our Secretary no earlier than November 3, 2026 and no later than December 3, 2026. Any stockholder submitting a nomination under our proxy access bylaw procedures must comply with the procedure, notice and information requirements in our bylaws.

PAUL DUTTON
Senior Vice President, Chief Legal Officer and Secretary
Dated: April 2, 2026

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APPENDIX
Reconciliation of Non-GAAP Financial Information

Reconciliation of GAAP to non-GAAP Operating Income	Dec. 31, 2025
GAAP Operating Income	84.2
Special items:	
a) Amortization of intangible assets	49.4
b) Restructuring, asset impairments and other, net	666.9
c) Third party acquisition and divestiture related costs	4.3
d) Restructuring related inventory and other charges	313.6
e) Amortization of fair market value step-up of inventory	2.4
f) Adjustments to contingent consideration	(1.3)
Total special items	1,035.3
Non-GAAP Operating Income	1,119.5
Reconciliation of GAAP to non-GAAP Gross Margin	
GAAP Gross Margin	33.1%
Special items:	
a) Restructuring related inventory and other charges	5.2
b) Amortization of intangible assets	0.1
c) Amortization of fair market step-up of inventory	-
Total special items	5.3
Non-GAAP Gross Margin	38.4%
Reconciliation of GAAP to non-GAAP net income attributable to ON Semiconductor Corporation	
GAAP net income attributable to ON Semiconductor Corporation	121.0
Special items:	
a) Amortization of intangible assets	49.4
b) Restructuring, asset impairments and other, net	666.9
c) Third party acquisition and divestiture related costs	4.3
d) Restructuring related inventory and other charges	313.6
e) Amortization of fair market value step-up of inventory	2.4
f) Actuarial gains on pension plans and other pension benefits	(12.9)
g) Adjustments to contingent consideration	(1.3)
h) Income taxes	(177.0)
Total special items	845.4
Non-GAAP net income attributable to ON Semiconductor Corporation	966.4
GAAP net income for diluted earnings per share	121.0
Non-GAAP net income for diluted earnings per share	966.4
Reconciliation of GAAP to non-GAAP diluted shares outstanding	
GAAP diluted shares outstanding	411.8
Special items:	
a) Less: dilutive shares attributable to convertible notes	-
Total special items	-
Non-GAAP diluted shares outstanding	411.8
Non-GAAP diluted earnings per share	
Non-GAAP net income attributable to ON Semiconductor Corporation	966.4
Non-GAAP diluted shares outstanding	411.8
Non-GAAP diluted earnings per share	$2.35
Free Cash Flow	
Net cash provided by operating activities	$1,759.8
Payments for acquisition of property, plant and equipment	(341.2)
Free Cash Flow	$1,418.6
Revenue	5,995.4
Free Cash Flow Margin *(= Free Cash Flow/Revenue)*	24%

Certain percentages may not total due to rounding of individual amounts.
* In millions, except share and percetage data

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Appendix
Limitations and Considerations on the Use of Non-GAAP Financial Information
onsemi uses certain non-GAAP measures in this proxy statement, which are adjusted from the most directly comparable GAAP measures to exclude items related to the amortization of intangibles, expensing of appraised inventory fair market value step-up, inventory valuation adjustments, in-process research and development expenses, restructuring, asset impairments and other, net, goodwill and intangible asset impairment charges, gains and losses on debt prepayment, non-cash interest expense, actuarial (gains) losses on pension plans and other pension benefits, third party acquisition and divestiture-related costs, tax impact of these items, and certain other non-recurring items, as necessary. Management does not consider the effects of these items in evaluating the core operational activities of onsemi. Management uses these non-GAAP measures internally to make strategic decisions, forecast future results, and evaluate onsemi’s current performance. In addition, onsemi believes that most analysts covering onsemi use the non-GAAP measures to evaluate onsemi’s performance. Given management’s and other relevant parties' use of these non-GAAP measures, onsemi believes these measures are important to investors in understanding onsemi’s current and future operating results as seen through the eyes of management. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in onsemi's core business across different time periods. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Gross Profit and Gross Margin

The use of non-GAAP gross profit and gross margin allows management to evaluate, among other things, the gross margin and gross profit of the Company’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally speaking, amortization of intangible assets, amortization of fair market value step-up of inventory, impact of business wind-down and non-recurring facility costs. In addition, it is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our operating performance independent of certain non-cash items and the effects of certain variables unrelated to our overall operating performance.

Non-GAAP Operating Income and Operating Margin

The use of non-GAAP operating income and operating margin allows management to evaluate, among other things, the operating income and operating margin of the Company’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally speaking, amortization of fair market value step-up of inventory, impact of business wind-down, non-recurring facility costs, amortization and impairments of intangible assets, goodwill and intangible asset impairment charges, third party acquisition and divestiture related costs, restructuring charges and certain other special items as necessary. In addition, it is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our operating performance independent of certain non-cash items and the effects of certain variables unrelated to our overall operating performance.

Non-GAAP Net Income Attributable to onsemi and Non-GAAP Diluted Earnings Per Share

The use of non-GAAP net income attributable to onsemi and non-GAAP diluted earnings per share allows management to evaluate the operating results of onsemi’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash and non-recurring items including, generally, the restructuring related cost of revenue charges, amortization and impairments of intangible assets, amortization of fair market value step-up of inventory, impact of business wind down, non-recurring facility costs, restructuring, asset impairments, actuarial (gains) losses on pension plans and other pension benefits, third party acquisition and divestiture-related costs, discrete tax items and other non-GAAP tax adjustments and certain other special items, as necessary. In addition, these measures are important components of management’s internal performance measurement and incentive and reward process, as they are used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, setting targets and forecasting future results. For our non-GAAP reporting, we are utilizing a projected and normalized non-GAAP effective tax rate of 16%. We calculate this non-GAAP effective tax rate on an annual basis. Beginning in 2026
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Appendix
and for subsequent periods, we will utilize a normalized non-GAAP effective tax rate of 15%. We may update this non-GAAP effective tax rate at any time for a variety of reasons, including, but not limited to, the rapidly evolving global tax environment, significant changes in our geographic earnings mix or changes to our strategy or business operations. Management presents these non-GAAP financial measures to enable investors and analysts to understand the results of operations of onsemi’s core businesses and, to the extent comparable, to compare our results of operations on a more consistent basis against those of other companies in our industry.

Free Cash Flow

The use of free cash flow allows management to evaluate, among other things, the ability of the Company to make interest or principal payments on its debt. Free cash flow is defined as the difference between cash flow from operating activities and capital expenditures disclosed under investing activities in the consolidated statement of cash flows. Free cash flow is not an alternative to cash flow from operating activities as a measure of liquidity. It is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our financial performance independent of the cash capital expenditures.

Non-GAAP Diluted Share Count

The use of non-GAAP diluted share count allows management to evaluate, among other things, the potential dilution due to the outstanding restricted stock units excluding the dilution from the convertible notes that is covered by hedging activity up to a certain threshold. In periods when the quarterly average stock price per share exceeds $52.97 for the 0% Notes and $103.87 for the 0.50% Notes, the non-GAAP diluted share count includes the anti-dilutive impact of the Company’s hedge transactions entered concurrently with the 0% Notes and the 0.50% Notes, respectively. At an average stock price per share between $52.97 and $74.34 for the 0% Notes and $103.87 and $156.78 for the 0.50% Notes, the hedging activity offsets the potentially dilutive effect of the 0% Notes and the 0.50% Notes, respectively. In periods when the quarterly average stock price per share exceeds $74.34 for the 0% Notes and $156.78 for the 0.50% Notes, the dilutive impact of the warrants issued concurrently with such notes are included in the diluted shares outstanding.

onsemi 2026 Proxy Statement     67

onsemi

ON SEMICONDUCTOR CORPORATION
5701 NORTH PIMA ROAD
SCOTTSDALE, AZ 85250

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ON SEMICONDUCTOR CORPORATION ("we" or the "Company") in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86251-P45611

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ON SEMICONDUCTOR CORPORATION

The Board of Directors recommends a vote FOR each of the listed director nominees:

Nominees:	For	Against	Abstain
1a. Susan K. Carter	☐	☐	☐
1b. Thomas L. Deitrich	☐	☐	☐
1c. Hassane El-Khoury	☐	☐	☐
1d. Bruce E. Kiddoo	☐	☐	☐
1e. Paul A. Mascarenas	☐	☐	☐
1f. Gregory L. Waters	☐	☐	☐
1g. Christine Y. Yan	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.	For	Against	Abstain
2. To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers.	☐	☐	☐
3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2026.	☐	☐	☐

The Board of Directors makes NO RECOMMENDATION regarding Proposal 4.	For	Against	Abstain
4. To vote on a stockholder proposal regarding simple majority voting, if properly presented at the annual meeting.	☐	☐	☐

NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V86252-P45611

ON SEMICONDUCTOR CORPORATION
Annual Meeting of Stockholders
May 14, 2026, 8:00 a.m. local time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Hassane El-Khoury, Thad Trent and Paul Dutton, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ON SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. (local time), on May 14, 2026, at the Company's principal executive office at 5701 North Pima Road, Scottsdale, AZ 85250, including any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the stockholder, or if no direction is made, will be voted FOR each director nominee in Proposal 1, FOR Proposals 2 and 3, and no vote will be made for Proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders for any other matter properly coming before the Annual Meeting of Stockholders, including any adjournment or postponement thereof.

If you wish these shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish these shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the reverse side of this proxy card.

Continued and to be signed on reverse side